Exhibit 10.5

LOAN AGREEMENT

Dated as of September 19, 2005

Between

WEST OAHU MALL ASSOCIATES LLC

as Borrower

And

IXIS REAL ESTATE CAPITAL INC.

as Lender

i

	3.11	Accretive Leases		20
	3.12	Debt Service Reserve		20
	3.13	Vacant Suites Lease Reserve		21

4.	REPRESENTATIONS AND WARRANTIES			21

	4.1	Organization; Special Purpose		21
	4.2	Proceedings; Enforceability		21
	4.3	No Conflicts		22
	4.4	Litigation		22
	4.5	Agreements		22
	4.6	Title		22
	4.7	No Bankruptcy Filing		23
	4.8	Full and Accurate Disclosure		23
	4.9	No Plan Assets		24
	4.10	Compliance		24
	4.11	Contracts		24
	4.12	Federal Reserve Regulations; Investment Company Act		24
	4.13	Utilities and Public Access		24
	4.14	Physical Condition		25
	4.15	Leases		25
	4.16	Fraudulent Transfer		25
	4.17	Ownership of Borrower		26
	4.18	Management Agreement		26
	4.19	Hazardous Substances		26
	4.20	Principal Place of Business		26

5.	COVENANTS			27

	5.1	Existence		27
	5.2	Taxes		27
	5.3	Repairs; Maintenance and Compliance; Alterations		27
		5.3.1	Repairs; Maintenance and Compliance	27
		5.3.2	Alterations	28
	5.4	Performance of Other Agreements		28
	5.5	Cooperate in Legal Proceedings		28
	5.6	Further Assurances		28
	5.7	Environmental Matters		29
		5.7.1	Hazardous Substances	29
		5.7.2	Environmental Monitoring	29
	5.8	Title to the Property; Liens		31
	5.9	Leases		31
		5.9.1	Generally	31
		5.9.2	Material Leases	31
		5.9.3	Minor Leases	32
		5.9.4	Additional Covenants with respect to Leases	32
	5.10	Estoppel Statement		33

	5.11	Property Management		33
		5.11.1	Management Agreement	33
		5.11.2	Termination of Manager	33
	5.12	Special Purpose Bankruptcy Remote Entity		34
	5.13	Assumption in Non-Consolidation Opinion		34
	5.14	Change In Business or Operation of Property		34
	5.15	Certain Prohibited Actions		34
	5.16	Prohibited Transfers		34
	5.17	Expenses		36
	5.18	Indemnity		37
	5.19	Embargoed Person		38
	5.20	Anti-Money Laundering		39
	5.21	ERISA		39

6.	NOTICES AND REPORTING			40

	6.1	Notices		40
	6.2	Borrower Notices and Deliveries		40
	6.3	Financial Reporting		40
		6.3.1	Bookkeeping	40
		6.3.2	Annual Reports	41
		6.3.3	Monthly/Quarterly Reports	41
		6.3.4	Other Reports	42
		6.3.5	Annual Budget	42
		6.3.6	Breach	42

7.	INSURANCE; CASUALTY; AND CONDEMNATION			42

	7.1	Insurance		42
		7.1.1	Coverage	42
		7.1.2	Policies	44
	7.2	Casualty		45
		7.2.1	Notice; Restoration	45
		7.2.2	Settlement of Proceeds	45
	7.3	Condemnation		46
		7.3.1	Notice; Restoration	46
		7.3.2	Collection of Award	46
	7.4	Application of Proceeds or Award		46
		7.4.1	Application to Restoration	46
		7.4.2	Application to Debt	47
		7.4.3	Procedure for Application to Restoration	47

8.	DEFAULTS			48

	8.1	Events of Default		48
	8.2	Remedies		49
		8.2.1	Acceleration	49

		8.2.2	Remedies Cumulative	50
		8.2.3	Severance	50
		8.2.4	Delay	50
		8.2.5	Lender’s Right to Perform	51

9.	SECONDARY MARKET PROVISIONS			51

	9.1	Transfer of Loan		51
	9.2	Use of Information		52
	9.3	Borrower Indemnity		52
	9.4	Restructuring of Loan		52

10.	MISCELLANEOUS			53

	10.1	Exculpation		53
	10.2	Brokers and Financial Advisors		55
	10.3	Retention of Servicer		55
	10.4	Survival.		55
	10.5	Lender’s Discretion		55
	10.6	Governing Law		55
	10.7	Modification, Waiver in Writing		56
	10.8	Trial by Jury		56
	10.9	Headings/Exhibits		57
	10.10	Severability		57
	10.11	Preferences		57
	10.12	Waiver of Notice		57
	10.13	Remedies of Borrower		57
	10.14	Prior Agreements		57
	10.15	Offsets, Counterclaims and Defenses		58
	10.16	Publicity		58
	10.17	No Usury		58
	10.18	Conflict; Construction of Documents		58
	10.19	No Third Party Beneficiaries		59
	10.20	Yield Maintenance Premium		59
	10.21	Assignment		59
	10.22	Counterparts		59

Schedule 1 - Index of Other Definitions
Schedule 2 - Required Repairs
Schedule 3 - Organization of Borrower
Schedule 4 - Definition of Special Purpose Bankruptcy Remote Entity

LOAN AGREEMENT

LOAN AGREEMENT dated as of September 19, 2005 (as the same may be modified, supplemented, amended or otherwise changed, this “Agreement”) between WEST OAHU MALL ASSOCIATES LLC, a Hawaii limited liability company (together with its permitted successors and assigns, “Borrower”), and IXIS REAL ESTATE CAPITAL INC., a New York corporation (together with its successors and assigns, “Lender”).

1. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

1.1 Terms and Definitions. The following terms have the meanings set forth below:

1.1.1 Key Terms and Definitions.

Amortization Schedule: 360 months.

Borrower Representative: West Oahu Mall Inc., a Hawaii corporation.

Deposit Bank: LaSalle Bank, N.A., or such other bank or depository selected by Lender in its discretion.

Guarantor: Joseph Daneshgar.

Interest Rate: a rate of interest equal to 5.3922% per annum, unless increased pursuant to Section 3.12 and 3.13 hereof.

Key Principals: Joseph Daneshgar.

Manager: CBI, Inc., dba Grubb & Ellis/CBI, a Hawaii corporation, or any successor, assignee or replacement manager appointed by Borrower in accordance with Section 5.11.

Monthly Debt Service Payment Amount: $124,551.77.

Principal: Maximum original principal amount of $22,200,000.00.

Property: the parcel of real property and Improvements thereon owned by Borrower and encumbered by the Mortgage; together with all rights pertaining to such real property and Improvements, and all other collateral for the Loan as more particularly described in the Granting Clauses of the Mortgage. The Property is located in Honolulu, Hawaii.

Start-up Date: the earlier of (a) the fourth anniversary date hereof and (b) two (2) years from the “start-up day” (within the meaning of Section 860G(a)(9) of the Code) of the REMIC Trust.

Stated Maturity Date: October 5, 2015.

1.1.2 Additional Terms and Definitions.

Accretive Lease: any Lease on account of which Borrower is then currently requesting a disbursement under Section 3.11 (the “Subject lease”) (i) the lease square footage of which, when added to the leased square footage of all other Leases in effect at the Property on the effective date of the Subject Lease, causes the aggregate leased square footage of the Property to equal of exceed the sum of (a) 133,980 square feet; (b) the leased square footage of all other Leases which have been determined to be Accretive Leases entered into after the date hereof and (c) the leased square footage of the Subject Lease and (ii) which causes the sum of (y) the Net Operating Income (without giving effect to the Subject Lease), as of the date of determination plus (z) the initial fixed rent under the Subject Lease annualized, to exceed the Net Operating Income as of the date of determination without giving effect to the Subject Lease.

Affiliate: as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

Approved Capital Expenses: Capital Expenses incurred by Borrower, provided that, during a Cash Management Period, such Capital Expenses shall either be (i) included in the approved Capital Budget for the current calendar month or (ii) approved by Lender.

Approved Leasing Expenses: actual out-of-pocket expenses incurred by Borrower and payable to third parties that are not Affiliates of Borrower or Guarantor in leasing space at the Property pursuant to Leases entered into in accordance with the Loan Documents, including brokerage commissions and tenant improvements, which expenses (i) are (A) specifically approved by Lender in connection with approving the applicable Lease, (B) incurred in the ordinary course of business and on market terms and conditions in connection with Leases which do not require Lender’s approval under the Loan Documents, or (C) otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed, and (ii) are substantiated by executed Lease documents and brokerage agreements.

Approved Operating Expenses: during a Cash Management Period, operating expenses incurred by Borrower which (i) are included in the approved Operating Budget for the current calendar month, (ii) are for real estate taxes, insurance premiums, electric, gas, oil, water, sewer or other utility service to the Property or (iii) have been approved by Lender.

Approved Tenant: means for Suites AIOI/AI03 and B112, a Tenant under a Lease on terms wholly acceptable to Lender, having a net effective Rent, as determined by Lender in its sole discretion, of $180,000 per annum and a term, excluding renewal options, of ten (10) years.

Business Day: any day other than a Saturday or a Sunday or any day on which commercial banks in New York, New York are authorized or required to close.

Capital Expenses: expenses that are capital in nature or required under GAAP to be capitalized.

Cash Management Period: shall commence upon Lender giving notice to the Borrower and Clearing Bank of the occurrence of any of the following: (i) a Default or an Event of Default or (ii) the failure by Borrower, after the end of a calendar quarter, to maintain the Debt Service Coverage Ratio of at least 1.00: 1; and shall end upon Lender giving notice to the Borrower and the Clearing Bank that the Cash Management Period has ended, which notice Lender shall only be required to give if (1) the Loan and all other obligations under the Loan Documents have been repaid in full or (2) there has been a Full Defeasance of the Loan or (3) for twelve consecutive months since the commencement of the existing Cash Management Period (A) no Default or Event of Default has occurred, and (B) no event that would trigger another Cash Management Period has occurred.

Clearing Bank: during a Cash Management Period, the bank selected by Borrower and approved by Lender in its sole discretion at which the Clearing Bank Account is established.

Clearing Bank Account: during a Cash Management Period, the account established by Borrower for the benefit of Lender at the Clearing Bank for the direct deposit by Tenants of all Rents; provided, however, if Borrower fails to establish the Clearing Bank Account within ten (10) days of receipt of notice to do so from Lender, Lender is hereby given the power and authority, with full, unconditional and irrevocable power of attorney, to take any action and execute such documentation, including, without limitation, the Clearing Account Agreement, on behalf of Borrower to establish the Clearing Bank Account and Borrower hereby agrees that any and all fees and expenses associated with the establishment of the Clearing Bank Account shall be the sole cost and expense of Borrower and may be deducted from amounts deposited in the Clearing Bank Account.

Clearing Account Agreement: during a Cash Management Period, that agreement on Lender’s then-current form among Lender, Borrower, Manager and Clearing Bank setting forth Borrower’s, Clearing Bank’s and Manager’s obligations relating to the establishment of the Clearing Bank Account, the direct deposit by Tenants of all Rents to the Clearing Bank Account and the daily sweep of Rents by the Clearing Bank to the Deposit Account.

Code: the Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

Control: with respect to any Person, either (i) ownership, directly or indirectly, of forty-nine percent (49%) or more of all equity interests in such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise.

Debt: the unpaid Principal, all interest accrued and unpaid thereon, any Yield Maintenance Premium and all other sums due to Lender in respect of the Loan or under any Loan Document.

Debt Service: with respect to any particular period, the scheduled Principal and interest payments due under the Note in such period.

Debt Service Coverage Ratio: as of any date, the ratio calculated by Lender of (i) the Net Operating Income for the twelve (12) month period ending with the most recently completed calendar month to (ii) the Debt Service with respect to such period.

Default: the occurrence of any event under any Loan Document which, with the giving of notice or passage of time, or both, would be an Event of Default.

Default Rate: a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) five percent (5%) above the Interest Rate, compounded monthly.

Defeasance Percentage: the percentage derived by dividing, (i) in the case of an initial Partial Defeasance, the original principal amount of the Defeased Note by the original principal amount of the Note or (ii) in the case of a subsequent Defeasance, the amount of the subsequent Defeased Note by the original principal amount of its corresponding Undefeased Note.

Deposit Account: an Eligible Account at the Deposit Bank established and controlled by Lender to receive Rents from the Clearing Bank during a Cash Management Period.

Deposit Account Agreement: during a Cash Management Period, that agreement on Lender’s then-current form among Lender, Borrower and Deposit Bank establishing the Deposit Account and setting forth the parties’ obligations relating to the funds transferred from the Clearing Bank Account pursuant to the provisions of this Agreement.

Eligible Account: shall mean either (i) an account (A) maintained with a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least A-I (or equivalent) by each Rating Agency in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least A+ (or equivalent) by each Rating Agency) or (B) as to which Lender has received a Rating Comfort Letter from each of the applicable Rating Agencies with respect to holding funds in such account or (ii) a segregated trust account maintained with the trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which institution or trust company is subject to regulations similar to 12 C.F.R. §9.1 O(b), having in either case a combined capital and surplus of at least $50,000,000 and is subject to federal and state authority, or any other with respect to which Lender has received a Rating Comfort Letter.

ERISA: the Employment Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

ERISA Affiliate: all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under any or all of Section 414(b), (c),

(m)	or (0) of the Code.

Escrows: amounts paid by Borrower into Subaccounts established for the purpose of paying Taxes, the premiums for Policies, ground rents, franchise and license fees and any other regularly occurring costs for which a Subaccount is established hereunder.

GAAP: generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

Governmental Authority: any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) now or hereafter in existence.

Interest Period: (i) the period from the date hereof through the next day of a calendar month that is the fourth day of such calendar month, and (ii) each period thereafter from the fifth day of each calendar month through the fourth day of the next calendar month; except that the Interest Period, if any, that would otherwise commence before and end after the Maturity Date shall end on the Maturity Date. Notwithstanding the foregoing, in the event Lender shall have elected to change the date on which scheduled payments under the Loan are due, as described in the definition of “Payment Date”, from and after the effective date of such election, each Interest Period shall commence on the day of each month in which occurs such changed Payment Date and end on the day immediately preceding the following Payment Date, as so changed.

Leases: all leases and other agreements or arrangements heretofore or hereafter entered into affecting the use, enjoyment or occupancy of, or the conduct of any activity upon or in, the Property or the Improvements, including any guarantees, extensions, renewals, modifications or amendments thereof and all additional remainders, reversions and other rights and estates appurtenant thereunder.

Legal Requirements: statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, any Loan Document or all or part of the Property or the construction, ownership, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instrument, either of record or known to Borrower, at any time in force affecting all or part of the Property.

Lien: any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or part of the Property or any interest therein, or in Borrower or

Borrower Representative, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

Loan Documents: this Agreement and all other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, including the following, each of which is dated as of the date hereof: (i) Promissory Note made by Borrower to Lender in the principal amount equal to the Loan (the “Note”), (ii) the Mortgage, Assignment of Leases and Rents and Security Agreement made by Borrower (or the Deed of Trust, Assignment of Leases and Rents and Security Agreement made by Borrower to a trustee, as the case may be) in favor of Lender which covers the Property (the “Mortgage”), (iii) the Assignment of Leases and Rents from Borrower to Lender, (iv) the Assignment of Agreements, Licenses, Permits and Contracts from Borrower to Lender, and (v) the Guaranty of Recourse Obligations made by Guarantor; as each of the foregoing may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.

Management Agreement: the management agreement between Borrower and Manager, pursuant to which Manager is to manage the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with Section 5.11.

Material Alteration: any alteration affecting structural elements of the Property the cost of which exceeds $250,000; provided, however, that in no event shall (i) any Required Repairs, (ii) any tenant improvement work performed pursuant to any Lease existing on the date hereof or entered into hereafter in accordance with the provisions of this Agreement, or (iii) alterations performed as part of a Restoration, constitute a Material Alteration.

Material Lease: all Leases which individually or in the aggregate with respect to the same tenant and its Affiliates (i) constitute five percent (5%) or more of the Property’s gross leaseable area, (ii) have a gross annual rent of five percent (5%) or more of the total annual Rents, (iii) demise at least one full floor of the Improvements, or (iv) for multifamily residential property, any lease which is not for the residential use of the lessee thereunder.

Maturity Date: the date on which the final payment of principal of the Note (or the Defeased Note, if applicable) becomes due and payable as therein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

Minor Lease: any Lease that is not a Material Lease.

Net Operating Income: for any period, the actual net operating income of the Property after deducting therefrom deposits to (but not withdrawals from) any reserves required under this Agreement.

Officer’s Certificate: a certificate delivered to Lender by Borrower which is signed by a senior executive officer of the Borrower Representative.

Open Prepayment Date: the Payment Date which is closest to the one hundred twentieth (120th) day prior to the Stated Maturity Date for the Loan.

Payment Date: the fifth (5th) day of each calendar month or, if such day is not a Business Day, the first (1st) Business Day thereafter; provided, however, that Lender may elect once during the Term, in its sole discretion, to change the date on which scheduled payments are due under the Loan upon written notice thereof to Borrower setting forth such changed date, in which event, upon the effective date of such notice, the Payment Date shall be the date set forth therein.

Permitted Encumbrances: (i) the Liens created by the Loan Documents, (ii) all Liens and other matters disclosed in the title insurance policy insuring the Lien of the Mortgage, (iii) Liens, if any, for Taxes or other charges not yet due and payable and not delinquent, (iii) any workers’, mechanics’ or other similar Liens on the Property provided that any such Lien is bonded or discharged within thirty (30) days after Borrower first receives notice of such Lien and (iv) such other title and survey exceptions as Lender approves in writing in Lender’s discretion.

Permitted Indebtedness: the Debt and unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property which do not exceed, at any time, a maximum amount of one percent (1%) of the original amount of the Principal and are paid within thirty (30) days of the date incurred.

Permitted Transfers: (i) a Lease entered into in accordance with the Loan Documents, (ii) a Special Transfer in accordance with the requirements set forth in Section 5.16, (iii) a Permitted Encumbrance, (iv) provided that no Default or Event of Default shall then exist, a Transfer of an interest in Borrower other than the interests in Borrower held by Borrower Representative, or a Transfer of an interest in Borrower Representative to any Person, provided that (A) such Transfer shall not (x) cause the transferee (together with its Affiliates) to acquire Control of Borrower or Borrower Representative or to increase its direct or indirect interest in Borrower or in Borrower Representative to an amount which equals or exceeds forty-nine percent (49%) or (y) result in Borrower or Borrower Representative no longer being Controlled by Key Principal(s), (B) after giving effect to such Transfer, Key Principal(s) shall continue to own at least 25% of all equity interests (direct or indirect) in Borrower, (C) Borrower shall give Lender notice of such Transfer together with copies of all instruments effecting such Transfer not less than ten (10) days prior to the date of such Transfer, and (D) the legal and financial structure of Borrower and its members and the single purpose nature and bankruptcy remoteness of Borrower and its members after such Transfer, shall satisfy Lender’s then current applicable underwriting criteria and requirements, (v) a Transfer for estate planning purposes of any Key Principal’s direct or indirect interests in Borrower to the spouse, child, parent, grandparent, grandchild, niece, nephew, aunt or uncle of such Key Principal, or to a trust for the benefit of such Key Principal or for the benefit of the spouse, child, parent, grandparent, grandchild, niece, nephew, aunt or uncle of such Key Principal so long as Key Principal remains in Control of

Borrower and manages the day-to-day operations of Borrower or (vi) a Transfer which would otherwise violate the provisions of clause (iv) hereof in respect to a change in Control only but for Lender’s approval following the reasonable satisfaction of the Transfer approval criteria set forth in Section 5.16 clauses (i), (ii), (iii), (ix), (x), (xi) and (xii) (a “Controlling Interest Transfer”).

Person: any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

Plan: (i) an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate makes or is obligated to make contributions and (ii) which is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

Rating Agency: each of Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), and Fitch, Inc. or any other nationally-recognized statistical rating organization to the extent any of the foregoing have been engaged by Lender or its designee in connection with or in anticipation of any Secondary Market Transaction.

Rating Comfort Letter: a letter issued by each of the applicable Rating Agencies which confirms that the taking of the action referenced to therein will not result in any qualification, withdrawal or downgrading of any existing ratings of Securities created in a Secondary Market Transaction.

REMIC Trust: a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

Rents: all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager or any of their agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower, Manager or any of their agents or employees and proceeds, if any, from business interruption or other loss of income insurance.

Servicer: a servicer selected by Lender to service the Loan.

Special Purpose Bankruptcy Remote Entity: an entity formed and existing in compliance with the requirements set forth on Schedule 4.

State: the state in which the Property is located.

Taxes: all real estate and personal property taxes, assessments, water rates or sewer rents, maintenance charges, impositions, vault charges and license fees, now or hereafter levied or assessed or imposed against all or part of the Property.

Term: the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents.

Toxic Mold: any toxic mold or fungus at the Property which is of a type (i) that might pose a significant risk to human health or the environment or (ii) that would negatively impact the value of the Property.

Transfer: any sale, conveyance, transfer, lease or assignment, or the entry into any agreement to sell, convey, transfer, lease or assign, whether by law or otherwise, of, on, in or affecting (i) all or part of the Property (including any legal or beneficial direct or indirect interest therein), (ii) any direct or indirect interest in Borrower (including any profit interest), or (iii) any direct or indirect interest in Borrower Representative.

UCC: the Uniform Commercial Code as in effect in the State or the state in which any of the Cash Management Accounts are located, as the case may be.

U.S. Obligations: direct non-callable obligations backed by the full faith and credit of the United States of America.

Welfare Plan: an employee welfare benefit plan, as defined in Section 3(1) of ERISA.

Yield Maintenance Premium: the amount, if any (but in no event less than zero), payable in accordance with Section 10.20, which amount, when added to the unpaid Principal of the Note payable on the Stated Maturity Date, would be sufficient to purchase U.S. Obligations providing payments that are sufficient in amount to make the required Scheduled Defeasance Payments, it being understood and agreed that, in connection with a Defeasance, Borrower shall not be required to pay the amount hereinbefore described (to wit, the Yield Maintenance Premium) in addition to payment of the Defeasance Deposit.

1.2 Index of Other Definitions. An index of other terms which are defined in this Agreement or in other Loan Documents is set forth on Schedule 1.

1.3 Principles of Construction. Unless otherwise specified, (i) all references to sections and schedules are to those in this Agreement, (ii) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision, (iii) all definitions are equally applicable to the singular and plural forms of the terms defined, (iv) the word “including” means “including but not limited to,” and (v) accounting terms not specifically defined herein shall be construed in accordance with GAAP or such other accounting systems acceptable to Lender hereunder.

2. GENERAL LOAN TERMS

2.1 The Loan. Lender is making a loan (the “Loan”) to Borrower on the date hereof, in the original principal amount (the “Principal”) of $22,200,000.00, which shall mature on the Stated Maturity Date. Borrower acknowledges receipt of the Loan, the proceeds of which are being and shall be used to (i) acquire or refinance the Property, (ii) fund certain of the Subaccounts, and (iii) pay transaction costs. Any excess proceeds may be used for any lawful purpose. No amount repaid in respect of the Loan may be reborrowed.

2.2 Interest; Monthly Payments.

2.2.1 Generally. From and after the date hereof, interest on the unpaid Principal shall accrue at the Interest Rate and be payable as hereinafter provided. On the date hereof, Borrower shall pay interest on the unpaid Principal from the date hereof through and including October 4, 2005. On November 5, 2005 (which shall be the first Payment Date hereunder) and each Payment Date thereafter through and including the Payment Date immediately preceding the Stated Maturity Date, Borrower shall pay an amount equal to the Monthly Debt Service Payment Amount; which payment is based on the Interest Rate and the Amortization Schedule. The Monthly Debt Service Payment Amount due on any Payment Date shall first be applied to the payment of interest accrued from the scheduled Payment Date preceding the Payment Date on which such Monthly Debt Service Payment Amount is paid through the day of the month immediately preceding the Payment Date on which such Monthly Debt Service Payment Amount is paid, notwithstanding that the actual Payment Date may not have been the scheduled Payment Date because the scheduled Payment Date is not a Business Day. The remainder of such Monthly Debt Service Payment Amount shall be applied to the reduction of the unpaid Principal.

2.2.2 Default Rate. After the occurrence and during the continuance of an Event of Default, the entire unpaid Debt shall bear interest at the Default Rate, and shall be payable upon demand from time to time, to the extent permitted by applicable law.

2.2.3 Taxes. Any and all payments by Borrower hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Lender’s income, and franchise taxes imposed on Lender by law or regulation of any Governmental Authority (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to in this Section 2.2.3 as “Applicable Taxes”). If Borrower shall be required by law to deduct any Applicable Taxes from or in respect of any sum payable hereunder to Lender, the following shall apply: (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.2.3), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Payments pursuant to this Section 2.2.3 shall be made within ten (10) days after the date Lender makes written demand therefor.

2.3 Loan Repayment and Defeasance.

2.3.1 Repayment. Borrower shall repay the entire outstanding principal balance of the Note in full on the Maturity Date, together with interest thereon to (but excluding) the date of repayment and any other amounts due and owing under the Loan Documents. Borrower shall have no right to prepay or defease all or any portion of the Principal, except in accordance with Sections 2.3.2, 2.3.3 and 2.3.4 below. Except during the continuance of an Event of Default, all proceeds of any repayment, including permitted prepayments, of the Loan shall be applied by Lender as follows in the following order of priority: First, accrued and unpaid interest at the Interest Rate; Second, to Principal; and Third, to any other amounts then due and owing under the Loan Documents, including the Yield Maintenance Premium (if such repayment or prepayment occurs prior to the Stated Maturity Date). Notwithstanding the foregoing, if (i) no Event of Default then exists, the Yield Maintenance Premium shall not be due in connection with a prepayment of the Loan on or after the Open Prepayment Date and (ii) there exists an Event of Default, then, irrespective of when prepayment is made, Lender shall be entitled to receive, in addition to the unpaid Principal and accrued interest and other sums due under the Loan Documents, an amount equal to the Yield Maintenance Premium. During the continuance of an Event of Default, all proceeds of repayment, including any payment or recovery on the Property (whether through foreclosure, deed-in-lieu of foreclosure, or otherwise) shall, unless otherwise provided in the Loan Documents, be applied in such order and in such manner as Lender shall elect in Lender’s discretion.

2.3.2 Mandatory Prepayments. The Loan is subject to mandatory prepayment in certain instances of Insured Casualty or Condemnation (each a “Casualty/Condemnation Prepayment”), in the manner and to the extent set forth in Section 7.4.2. Each Casualty/Condemnation Prepayment, after deducting Lender’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with the settlement or collection of the Proceeds or A ward, shall be made on a Payment Date and shall be applied in the same manner as permitted repayments under Section 2.3.1. Provided that no Event of Default is continuing, any such mandatory prepayment under this Section 2.3.2 shall be without payment of the Yield Maintenance Premium.

2.3.3 Voluntary Defeasance of the Note.

(a) Subject to the terms and conditions set forth in this Section 2.3.3, Borrower may defease the entire amount of the Principal (a “Full Defeasance”) or a portion of the Principal (a “Partial Defeasance”) (any such Full Defeasance or Partial Defeasance, a “Defeasance”); provided, that no Defeasance may occur (i) prior to the Start-up Date, (ii) if an Event of Default shall have occurred (unless such Event of Default will be cured by the

Defeasance) and (iii) on any date other than a Payment Date. Each Defeasance shall be subject, in each case, to the satisfaction of all of the following conditions precedent:

(1) Borrower will give Lender not less than thirty (30) days prior written notice specifying a Payment Date (the “Defeasance Date”) on which a Defeasance Deposit (hereinafter defined) is to be made.

(2) Payment to Lender of all accrued and unpaid interest on the unpaid Principal of the Note to and including the Defeasance Date and the scheduled amortization payment due on such Defeasance Date.

(3) Payment to Lender of all other sums, not including scheduled interest or Principal payments, then due and payable under the Note and the other Loan Documents.

(4) Payment to Lender of an amount equal to the sum of (x) an amount sufficient to purchase U.S. Obligations which provide payments that will meet the Scheduled Defeasance Payments, (y) costs and expenses incurred or to be incurred in the purchase of the U.S. Obligations and (z) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the Defeasance (the “Defeasance Deposit”).

(5) Payment to Lender of all costs and expenses incurred by Lender in connection with such Defeasance, including reasonable attorneys’ fees.

(6) In the case of a Partial Defeasance, the execution and delivery by Borrower of all necessary documents to amend and restate the Note and issue two substitute notes, one having a principal balance equal to the defeased portion of the original Note (the “Defeased Note”) and the other having a principal balance equal to the undefeased portion of the original Note (the “Undefeased Note”). The Defeased Note and Undefeased Note shall have terms identical to the terms of the Note, except for the principal balance and a pro rata allocation of the Monthly Debt Service Payment Amount. (After a Partial Defeasance, all references hereunder and in the other Loan Documents to the term “Note” shall mean and be deemed to refer to the Undefeased Note, unless expressly provided to the contrary.) A Defeased Note cannot be the subject of any further Defeasance.

(7) Delivery to Lender of: (A) a security agreement, in form and substance satisfactory to Lender, creating a first priority lien on the Defeasance Deposit and the U.S. Obligations (hereinafter defined) purchased on behalf of Borrower with the Defeasance Deposit in accordance with this provision of this paragraph (the “Security Agreement”); (B) an Officer’s Certificate of Borrower certifying that the requirements set forth in Section 2.3.3(a) have been satisfied; (C) an opinion of counsel for Borrower in form and substance satisfactory to Lender stating, among other things, that Lender has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations purchased by Lender on behalf of Borrower, that the Security Agreement is the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms and that the Defeasance will not adversely affect the status of any REMIC Trust formed in connection with a Secondary Market Transaction;

(D) a certificate of an accounting finn acceptable to Lender which certifies that the U.S. Obligations are sufficient to make the Scheduled Defeasance Payments; (E) a Rating Comfort Letter from each applicable Rating Agency with respect to such Defeasance; and (F) such other certificates, documents or instruments as Lender may reasonably request.

In connection with the conditions set forth in this Section 2.3.3(a), Borrower hereby appoints Lender as its agent and attorney-in-fact for the purpose of using the Defeasance Deposit to purchase U.S. Obligations which provide payments (A) on or prior to, but as close as possible to, all successive Payment Dates after the date of calculation through the Stated Maturity Date and (B) in amounts sufficient to pay, (x) in the case of a Full Defeasance, the Monthly Debt Service Payment Amount required under the Note (or Undefeased Note, as the case may be) together with the unpaid Principal of the Note (or Undefeased Note, as the case may be) payable on the Stated Maturity Date and (y) in the case of a Partial Defeasance, the Monthly Debt Service Payment Amount multiplied by the Defeasance Percentage together with the unpaid Principal of the Defeased Note payable on the Stated Maturity Date (such payments, the “Scheduled Defeasance Payments”). Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to Lender and applied to satisfy the obligations of Borrower under the Note or the Defeased Note, as applicable. Any amounts received in respect of the U.S. Obligations in excess of the amounts necessary to make monthly payments hereunder shall be retained by Lender until payment in full of the Debt. Semi-annual payments in respect of the U.S. Obligations shall be applied to the payments under the Note or the Defeased Note, as applicable, as the same become due thereunder.

(b) In connection with a Full Defeasance, Borrower shall establish or designate a successor entity, which successor entity shall be acceptable to Lender (the “Successor Borrower”) and Borrower shall transfer and assign all obligations, rights and duties under and to the Note or the Defeased Note, as applicable, together with the pledged U.S. Obligations to the Successor Borrower. The obligation of Lender to establish or designate a Successor Borrower shall be retained by IXIS Real Estate Capital Inc. (but may be assigned to an Affiliate) notwithstanding the sale, assignment or transfer of this Agreement unless such obligation is specifically assumed by the transferee. The Successor Borrower shall assume all obligations under the Loan Documents and the Security Agreement, and Borrower shall be relieved of its obligations thereunder. Borrower shall pay a $1,000 fee to any such Successor Borrower as consideration for assuming such obligations. Notwithstanding anything herein to the contrary, no other assumption fee shall be payable upon a transfer of the Note or the Defeased Note, as applicable, in accordance with this Section 2.3.3, but Borrower shall pay all costs and expenses incurred by Lender, including Lender’s reasonable attorneys’ fees and expenses and ongoing fees and expenses incurred in connection with this Section 2.3.3.

2.3.4 Permitted Prepayment. On the Open Prepayment Date or on any Payment Date thereafter prior to the Stated Maturity Date, Borrower shall have the right to pay the entire Debt upon ten (10) Business Days notice to Lender, without payment of the Yield Maintenance Premium and without effecting a Defeasance, provided that no Event of Default then exists. If any such payment of the Debt pursuant to the preceding sentence is made on any date other than the Open Prepayment Date or any Payment Date thereafter prior to the Stated

Maturity Date, such payment shall be accompanied by a payment in an amount equal to interest on the unpaid Principal through the end of the Interest Period during which such payment is made.

2.4 Release of Property. Except as set forth in this Section 2.4, no repayment, prepayment or Defeasance shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage.

2.4.1 Release on Defeasance. If Borrower has elected a Full Defeasance, and the requirements of Section 2.3.3 have been satisfied, the Property shall be released from the Lien of the Mortgage, and the U.S. Obligations pledged pursuant to the Security Agreement shall be the sole source of collateral securing the Debt. In connection with such release, Borrower shall submit to Lender, not less than twenty (20) days prior to the Defeasance Date, a form of release for execution by Lender appropriate in the State and satisfactory to Lender, and all other documentation Lender requires to be delivered by Borrower, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements and (ii) will effect such release in accordance with the terms of this Agreement.

2.4.2 Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance herewith, release or, if requested by Borrower, assign to Borrower’s designee (without any representation or warranty by and without any recourse against Lender whatsoever) the Lien of the Loan Documents if not theretofore released.

2.5 Payments and Computations.

2.5.1 Making of Payments. Each payment by Borrower shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 11 :00 a.m., New York City time, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. Whenever any such payment shall be stated to be due on a day that is not a Business Day, such payment shall be made on the first Business Day thereafter. All such payments shall be made irrespective of, and without any deduction, set-off or counterclaim whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement thereof, including attorneys’ fees and court costs.

2.5.2 Computations. Interest payable under the Loan Documents shall be computed on the basis of the actual number of days elapsed over a 360-day year.

2.5.3 Late Payment Charge. If any Principal, interest or other sum due under any Loan Document is not paid by Borrower on the date on which it is due, subject to any applicable grace or cure period, if any, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law (the “Late Payment Charge”), in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Such amount shall be secured by the Loan

Documents.

3. CASH MANAGEMENT AND RESERVES

3.1 Cash Management Arrangements. Upon the commencement of a Cash Management Period, Borrower shall cause the execution of the Clearing Bank Agreement, the establishment of the Clearing Account thereunder and shall cause the immediate direct deposit by Tenants of all Rents into the Clearing Account in accordance with procedures to be more fully described in the Clearing Account Agreement. Upon the commencement of a Cash Management Period, all Rents received by Borrower or Manager shall be deposited into the Clearing Account within three (3) Business Days of receipt. Funds deposited into the Clearing Account shall be swept by the Clearing Bank on a daily basis into the Deposit Account and applied and disbursed in accordance with this Agreement. Funds in the Deposit Account shall be invested at Lender’s discretion only in Permitted Investments. Lender will also establish subaccounts of the Deposit Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Subaccounts”). At all times other than during the continuance of a Cash Management Period, Lender may, in its discretion, elect to maintain the deposits and reserves required under this Agreement in an Eligible Account at a bank or other depository selected by Lender other than the Deposit Bank in which case, all references to the Deposit Account and any Subaccounts hereunder shall be deemed to include such Eligible Account and the subaccounts of any such Eligible Account and all funds in such Eligible Account shall be invested at Lender’s discretion only in Permitted Investments. The Deposit Account and any Subaccount will be under the sole control and dominion of Lender, and Borrower shall have no right of withdrawal therefrom. Borrower shall pay for all expenses of opening and maintaining all of the above accounts.

3.2 Required Repairs.

3.2.1 Completion of Required Repairs. Borrower shall perform and complete each item of the repairs and environmental remedial work at the Property described on Schedule 2 (the “Required Repairs”) within twelve (12) months of the date hereof or such shorter period of time for such item set forth on Schedule 2.

3.2.2 Required Repairs Reserves. On the date hereof, Borrower shall deposit with Lender the aggregate amount set forth on Schedule 2 as being required to complete the Required Repairs and Lender shall cause such amount to be transferred to a Subaccount (the “Required Repairs Subaccount”). Provided no Default or Event of Default has occurred and is continuing, Lender shall disburse funds held in the Required Repairs Subaccount to Borrower, within fifteen (15) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $5,000, accompanied by the following items (which items shall be in form and substance satisfactory to Lender): (i) an Officer’s Certificate (A) certifying that the Required Repairs or any portion thereof which are the subject of the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (B) identifying each Person that supplied materials or labor in connection with such Required Repairs or any portion thereof and (C) stating that each such Person has been or, upon receipt of the requested disbursement, will be paid in full with respect to the portion of the Required Repairs which is the subject of the requested disbursement; (ii) copies of appropriate Lien waivers or other evidence of payment satisfactory to Lender; (iii) at Lender’s option, a title search for the Property indicating that it is free from all Liens not previously approved by Lender; (iv) a copy of each License required to be obtained with respect to the portion of the Required Repairs which is the subject of the requested disbursement; and (v) such other evidence as Lender shall reasonably request that the Required Repairs which are the subject of the requested disbursement have been completed and paid for.

3.3 Taxes and Insurance. Borrower shall pay to Lender on each Payment Date (i) one-twelfth of the Taxes that Lender estimates will be payable during the next twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates and (ii) one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies. Such amounts will be transferred by Lender to a Subaccount (the “Tax and Insurance Subaccount”). Provided that no Default or Event of Default has occurred and is continuing, Lender will (a) apply funds in the Tax and Insurance Subaccount to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Sections 5.2 and 7.1, provided that Borrower has promptly supplied Lender with notices of all Taxes and Insurance Premiums due, or (b) reimburse Borrower for such amounts upon presentation of evidence of payment and an Officer’s Certificate in form and substance satisfactory to Lender; subject, however, to Borrower’s right to contest Taxes in accordance with Section 5.2. In making any payment relating to Taxes and Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If Lender determines in its reasonable judgment that the funds in the Tax and Insurance Subaccount will be insufficient to pay (or in excess of) the Taxes or Insurance Premiums next coming due, Lender may increase (or decrease) the monthly contribution required to be made by Borrower to the Tax and Insurance Subaccount.

3.4 Capital Expense Reserves. Borrower shall pay to Lender on each Payment Date an amount initially equal to $2115.00. Lender will transfer such amount into a Subaccount (the “Capital Reserve Subaccount”). Additionally, upon thirty (30) days’ prior notice to Borrower, Lender may reassess the amount of the monthly payment required under this Section 3.4 from time to time in its reasonable discretion (based upon its then current underwriting standards). Provided that no Default or Event of Default has occurred and is continuing, Lender shall disburse funds held in the Capital Reserve Subaccount to Borrower, within fifteen (15) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $5,000, provided that (i) such disbursement is for an Approved Capital Expense; (ii) Lender shall have (if it desires) verified (by an inspection conducted at Borrower’s expense) performance of the work associated with such Approved Capital Expense; and (iii) the request for disbursement is accompanied by (A) an Officer’s Certificate certifying (v) that such funds will be used to payor reimburse Borrower for Approved Capital Expenses and a description thereof, (w) that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (x) that the same has not been the subject of a previous disbursement, (y) that all previous disbursements have been used to pay the previously identified Approved Capital Expenses and (z) that any construction work associated with such Approved Capital Expenses has been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (B) reasonably detailed documentation satisfactory to Lender as to the amount, necessity and purpose therefor, (C) copies of appropriate Lien waivers or other evidence of payment satisfactory to Lender in connection with any construction work associated with such Approved Capital Expenses and (D) at Lender’s option, a title search for the Property indicating that it is free from all Liens not previously approved by Lender. Any such disbursement of more than $10,000 to pay (rather than reimburse) Approved Capital Expenses may, at Lender’s option, be made by joint check payable to Borrower and the payee on such Approved Capital Expenses.

3.5 Rollover Reserves. Borrower shall pay to Lender $5,000.00 on each Payment Date. Lender will transfer such amount into a Subaccount (the “Rollover Reserve Subaccount”). However, notwithstanding the above, Borrower shall not be required to make contributions to the Rollover Reserve Subaccount at such time as the total amount in the Rollover Reserve Subaccount equals or exceeds $220,000. If such amount shall, after reaching or exceeding $220,000, fall below such amount, Borrower’s obligation to pay $5,000.00 on each Payment Date shall recommence. Without being subject to the foregoing cap, Borrower shall also pay to Lender for transfer into the Rollover Reserve Subaccount all payments received from tenants in connection with the early termination or cancellation of any Leases, including fees, penalties and commissions. If Lender determines in its reasonable judgment that the funds in the Rollover Reserve Subaccount will be insufficient to pay (or in excess of) the amounts due or to become due for Approved Leasing Expenses, Lender may increase (or decrease) the monthly contribution required to be made by Borrower to the Rollover Reserve Subaccount. Provided that no Default or Event of Default has occurred and is continuing, Lender shall disburse funds held in the Rollover Reserve Subaccount to Borrower within fifteen (15) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $5,000, provided (i) such disbursement is for an Approved Leasing Expense; (ii) Lender shall have (if it desires) verified (by an inspection conducted at Borrower’s expense) performance of any construction work associated with such Approved Leasing Expense; and (iii) the request for disbursement is accompanied by (A) an Officer’s Certificate certifying (v) that such funds will be used only to pay (or reimburse Borrower for) Approved Leasing Expenses and a description thereof, (w) that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (x) that the same has not been the subject of a previous disbursement, (y) that all previous disbursements have been used only to pay (or reimburse Borrower for) the previously identified Approved Leasing Expenses and (z) that any construction work associated with such Approved Leasing Expenses has been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (B) reasonably detailed supporting documentation as to the amount, necessity and purpose therefor, (C) copies of appropriate Lien waivers or other evidence of payment satisfactory to Lender in connection with any construction work associated with such Approved Leasing Expenses and (D) at Lender’s option, a title search for the Property indicating that it is free from all Liens not previously approved by Lender. Any such disbursement of more than $10,000 to pay (rather than reimburse) Approved Leasing

Expenses may, at Lender’s option, be made by joint check payable to Borrower and the payee of such Approved Leasing Expenses.

3.6 Operating Expense Subaccount. During a Cash Management Period, Rents shall be transferred into a Subaccount (the “Operating Expense Subaccount”) as provided in Section 3.10. Provided no Default or Event of Default has occurred and is continuing, Lender shall disburse funds held in the Operating Expense Subaccount to Borrower, within fifteen (15) days after delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $1,000, provided (i) such disbursement is for an Approved Operating Expense; and (ii) such disbursement is accompanied by (A) an Officer’s Certificate certifying (w) that such funds will be used to pay Approved Operating Expenses and a description thereof, (x) that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (y) that the same has not been the subject of a previous disbursement, and (z) that all previous disbursements have been or will be used to pay the previously identified Approved Operating Expenses, and (B) reasonably detailed documentation satisfactory to Lender as to the amount, necessity and purpose therefor.

3.7 Casualty/Condemnation Subaccount. Borrower shall pay, or cause to be paid, to Lender all Proceeds or A wards due to any Casualty or Condemnation to be transferred to a Subaccount (the “Casualty/Condemnation Subaccount”) in accordance with the provisions of Section 7. All amounts in the Casualty/Condemnation Subaccount shall disbursed in accordance with the provisions of Section 7.

3.8 Security Deposits. During a Cash Management Period, Borrower shall keep all security deposits under Leases at a separately designated account under Borrower’s control at the Clearing Bank so that the security deposits shall not be commingled with any other funds of Borrower (such account, the “Security Deposit Account”). Upon an Event of Default, Borrower shall, upon Lender’s request, if permitted by applicable Legal Requirements, turn over to Lender the security deposits (and any interest theretofore earned thereon) under Leases, to be held by Lender in a Subaccount (the “Security Deposit Subaccount”) subject to the terms of the Leases. Security deposits held in the Security Deposit Subaccount will be released by Lender upon notice from Borrower together with such evidence as Lender may reasonably request that such security deposit is required to be returned to a tenant pursuant to the terms of a Lease or may be applied as Rent pursuant to the rights of Borrower under the applicable Lease. Any letter of credit or other instrument that Borrower receives in lieu of a cash security deposit under any Lease entered into after the date hereof shall (i) be maintained in full force and effect in the full amount unless replaced by a cash deposit as hereinabove described and (ii) if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender).

3.9 Grant of Security Interest; Application of Funds. As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all of Borrower’s right, title and interest in and to all Rents and in and to all payments to or monies held in the Clearing Account, the Deposit Account and all Subaccounts

created pursuant to this Agreement (collectively, the “Cash Management Accounts”). Borrower hereby grants to Lender a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Rents in its possession prior to the (i) payment of such Rents to Lender or (ii) deposit of such Rents into the Deposit Account. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Cash Management Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC-I Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Lender may apply any sums in any Cash Management Account in any order and in any manner as Lender shall elect in Lender’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents. Cash Management Accounts shall not constitute trust funds and may be commingled with other monies held by Lender. Borrower shall be entitled to receive on a semi-annual basis interest on any balance in the Deposit Account and any Subaccounts other than Subaccounts established for the collection of Escrows (including any Eligible Account maintained at a bank or other depository other than the Deposit Bank selected by Lender in accordance with Section 3.1) at a rate equal to the U.S. and Regional Composite National Bank Average Retail Savings Money Market CD Yield, from time to time. Upon repayment in full of the Debt, all remaining funds in the Subaccounts, if any, shall be promptly disbursed to Borrower.

3.10 Property Cash Flow Allocation.

(a) During any Cash Management Period, any Rents deposited into the Deposit Account during the immediately preceding Interest Period shall be applied on each Payment Date as follows in the following order of priority: (i) First, to make payments into the Tax and Insurance Subaccount as required under Section 3.3; (ii) Second, to pay the monthly portion of the fees charged by the Deposit Bank in accordance with the Deposit Account Agreement, (iii) Third, to Lender to pay the Monthly Debt Service Payment Amount due on such Payment Date (plus, if applicable, interest at the Default Rate and all other amounts, other than those described under other clauses of this Section 3.10(a), then due to Lender under the Loan Documents), which payments shall be made into a Subaccount (the “Monthly Debt Service Subaccount”) to be established for such purpose under the Deposit Account Agreement; (iv) Fourth, to make payments into the Capital Reserve Subaccount as required under Section 3.4; (v) Fifth, to make payments into the Rollover Reserve Subaccount as required under Section 3.5; (vi) Sixth, to make payments for Approved Operating Expenses as required under Section 3.6; (vii) Seventh, after the consummation of a Secondary Market Transaction, to pay the pro rata portion of the expenses described in Section 9; and (viii) Lastly, payments to Borrower of any excess amounts.

(b) The failure of Borrower to make all of the payments required under clauses (i) through (vii) of Section 3.10(a) in full on each Payment Date shall constitute an Event of Default under this Agreement.

(c) Notwithstanding anything to the contrary contained in this Section 3.10,

after the occurrence of a Default or an Event of Default, Lender may apply all Rents deposited into the Deposit Account and other proceeds of repayment in such order and in such manner as Lender shall elect.

3.11 Accretive Leases. Borrower shall deposit $450,000 with Lender on the date hereof. Such amount shall be deposited into a Subaccount (the “Accretive Leases Reserve Subaccount”) and shall be held as additional collateral and security for the Debt. Funds on deposit in the Accretive Leases Reserve Subaccount shall be held in reserve and released to Borrower for Approved Leasing Expenses associated with Accretive Leases in accordance with the disbursement procedures set forth in Section 3.5.

3.12 Debt Service Reserve. On the date hereof, Borrower shall deposit $400,000.00 into the Debt Service Reserve Subaccount (as hereinafter defined) for the purpose of funding a reserve to provide an additional source for the payment of shortfalls in any payments required under Section 3.10(a)(i) – (vii) above at such time as when the operating income at the Property is insufficient to make such payment. Lender will transfer the deposit into a Subaccount (the “Debt Service Reserve Subaccount”) and shall disburse such amounts for such required payments as Lender deems necessary. Notwithstanding the above, at no time shall any disbursement from the Debt Service Reserve Subaccount exceed the Monthly Debt Service Payment Amount for the Payment Date in which the shortfall has occurred. Amounts on deposit in the Debt Service Reserve Subaccount shall be additional security and collateral for the Debt. Any amounts in the Debt Service Reserve Subaccount exceeding $200,000 shall be disbursed to Borrower upon the satisfaction by Borrower of the following conditions: (a) there is no Event of Default continuing, (b) an Approved Tenant has executed a Lease, under terms wholly acceptable to Lender, (c) an Approved Tenant has begun paying Rent under its Lease on or prior to December 31, 2005, (d) Borrower submits to Lender a written request for disbursement, which shall be accompanied by an estoppel agreement executed by Approved Tenant, and in form reasonably acceptable to Lender, certifying that (1) Approved Tenant has accepted and is in possession of the leased premises (2) Approved Tenant has commenced paying Rent under the Lease on or prior to December 31, 2005 and (3) there are no Rent abatements, landlord concessions, or tenant improvement work to be completed and all current obligations of the Borrower as landlord under the Lease have been completed (subsections (a)-(d) hereof collectively being known as the “Tenant Occupancy Requirements”) and (e) all amounts in the Vacant Suites Lease Reserve Subaccount (as defined in Section 3.13 hereof) have been disbursed to Borrower or applied against the Debt (subsections (a)-(e) hereof collectively referred to as the “Debt Service Release Requirements”). If the Debt Service Release Requirements are not satisfied on or prior to December 31, 2005, the Interest Rate shall be increased by seven (7) basis points (0.07%) and the Borrower shall be given an extension until March 1,2006 to complete the Debt Service Release Requirements. If, as of March 1, 2006, the Borrower has not satisfied the Debt Service Release Requirements, and there is no Event of Default continuing, any amounts in the Debt Service Reserve Subaccount exceeding $200,000 shall be disbursed to Borrower. Further, at such time as Tenant Long’s Drug Stores California, Inc. (“Long’s”) has commenced its lease term, and if all amounts in the Vacant Suites Lease Reserve Subaccount have been disbursed to Borrower or applied against the Debt, Borrower shall have the right to receive a one-time disbursement of all of the funds remaining on deposit in the Debt Service Reserve Subaccount upon the satisfaction by Borrower of the following conditions: ((a) there is no Event of Default continuing, and (b) Borrower submits to Lender a written request for disbursement, which shall be accompanied by an estoppel agreement executed by Borrower, in form reasonably acceptable to Lender, stating that Long’s has accepted its space, is currently paying rent, and Borrower has completed all requirements for tenant improvements under the Long’s Lease.

3.13 Vacant Suites Lease Reserve. On the date hereof, Borrower shall deposit with Lender the amount of $2,250,000.00 which amount Lender will transfer into a Subaccount (the “Vacant Suites Lease Reserve Subaccount”). Borrower shall have a right to receive a onetime disbursement of all of the funds on deposit in the Vacant Suites Lease Reserve Subaccount upon the satisfaction by Borrower of the following condition:

Borrower submits to Lender a written request for disbursement (the “Vacant Suites Lease Reserve Disbursement Request”), which shall be made no later than December 31, 2005, and which shall be accompanied by proof sufficient to Lender that an Approved Tenant has satisfied the Tenant Occupancy Requirements.

Prior to the full disbursement of funds from the Vacant Suites Lease Reserve Subaccount, all funds held therein shall be additional collateral for the Loan. In the event that the Tenant Occupancy Requirements are not satisfied prior to December 31, 2005, the Borrower shall be given an extension until March 1, 2006 to complete the Tenant Occupancy Requirements. However, if the Tenant Occupancy Requirements are not met and the Vacant Suites Lease Reserve Disbursement Request is not made on or prior to March 1, 2006, all funds in the Vacant Suites Lease Reserve Subaccount shall be applied to the payment of (i) accrued but unpaid interest on the Note, (ii) the unpaid Principal and (iii) other charges due under the Note and/or any of the other Loan Documents. Borrower shall pay to Lender within five (5) days of demand any amounts incurred by Lender associated with hedging breakage costs and expenses as a result of the prepayment. However, provided no Event of Default is continuing, and prior to a Secondary Market Transaction only, any such prepayment of the Loan shall be without any Yield Maintenance Premium becoming due.

4. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as of the date hereof that:

4.1 Organization; Special Purpose. Each of Borrower and Borrower Representative has been duly organized and is validly existing and in good standing under the laws of the state of its formation, with requisite power and authority, and all rights, licenses, permits and authorizations, governmental or otherwise, necessary to own its properties and to transact the business in which it is now engaged. Each of Borrower and Borrower Representative is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, business and operations. Borrower is a Special Purpose Bankruptcy Remote Entity.

4.2 Proceedings; Enforceability. Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents. The Loan Documents have been duly executed and delivered by Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity. The Loan Documents are not subject to, and Borrower has not asserted, any right of rescission, set-off, counterclaim or defense, including the defense of usury. No exercise of any of the terms of the Loan Documents, or any right thereunder, will render any Loan Document unenforceable.

4.3 No Conflicts. The execution, delivery and performance of the Loan Documents by Borrower and the transactions contemplated hereby will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property of Borrower pursuant to the terms of, any agreement or instrument to which Borrower is a party or by which its property is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of its properties. Borrower’s rights under the Licenses and the Management Agreement will not be adversely affected by the execution and delivery of the Loan Documents, Borrower’s performance thereunder, the recordation of the Mortgage, or the exercise of any remedies by Lender. Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of the Loan Documents has been obtained and is in full force and effect.

4.4 Litigation. There are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority now pending or threatened against or affecting Borrower, Borrower Representative, the Manager or the Property, which, if adversely determined, might materially adversely affect the condition (financial or otherwise) or business of Borrower, Borrower Representative, Manager or the condition or ownership of the Property.

4.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might adversely affect Borrower or the Property, or Borrower’s business, properties, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound.

4.6 Title. Borrower has good, marketable and indefeasible title in fee to the real property and good title to the balance of the Property, free and clear of all Liens except the Permitted Encumbrances. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid. The Mortgage when properly recorded in the appropriate records, together with any UCC Financing Statements required to be filed in connection therewith, will create (i) a valid, perfected first priority lien on Borrower’s interest in the Property and (ii) valid and perfected first priority security interests in and to, and perfected collateral assignments of, all personality (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. All mortgage, recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents have been paid. The Permitted Encumbrances do not materially adversely affect the value, operation or use of the Property, or Borrower’s ability to repay the Loan. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or part of the Property or for the relocation of roadways providing access to the Property. There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. There are no outstanding options to purchase or rights of first refusal affecting all or any portion of the Property. The survey for the Property delivered to Lender does not fail to reflect any material matter affecting the Property or the title thereto. All of the Improvements included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvement on an adjoining property encroaches upon the Property, and no easement or other encumbrance upon the Property encroaches upon any of the Improvements, except those insured against by the title insurance policy insuring the Lien of the Mortgage. Each parcel comprising the Property is a separate tax lot and is not a portion of any other tax lot that is not a part of the Property. There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, or any contemplated improvements to the Property that may result in such special or other assessments.

4.7 No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency law or the liquidation of all or a major portion of its property (a “Bankruptcy Proceeding”), and Borrower has no knowledge of any Person contemplating the filing of any such petition against it. In addition, neither Borrower nor Borrower Representative nor any principal nor Affiliate of either has been a party to, or the subject of a Bankruptcy Proceeding for the past ten years.

4.8 Full and Accurate Disclosure. No statement of fact made by Borrower in any Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading. There is no material fact presently known to Borrower that has not been disclosed to Lender which adversely affects, or, as far as Borrower can foresee, might adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower and the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower and the Property as of the date of such reports, and (iii) to the extent prepared by an independent certified public accounting firm, have been prepared in accordance with the current accounting system of Borrower, or such other accounting system acceptable to Lender hereunder, consistently applied throughout the periods covered, except as disclosed therein. Borrower has no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments or any liabilities or obligations not expressly permitted by this Agreement. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.

4.9 No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.

4.10 Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements (including with respect to parking and applicable zoning and land use laws, regulations and ordinances). Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower. The Property is used exclusively for a commercial retail park and other appurtenant and related uses. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the best of Borrower’s knowledge, threatened with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. All certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property.

4.11 Contracts. There are no service, maintenance or repair contracts affecting the Property that are not terminable on one month’s notice or less without cause and without penalty or premium. All service, maintenance or repair contracts affecting the Property have been entered into at arms-length in the ordinary course of Borrower’s business and provide for the payment of fees in amounts and upon terms comparable to existing market rates.

4.12 Federal Reserve Regulations; Investment Company Act. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by Legal Requirements or any Loan Document. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.13 Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service it for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the

Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid easement. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.14 Physical Condition. The Property, including all Improvements, parking facilities, systems, Equipment and landscaping, are in good condition, order and repair in all material respects; there exists no structural or other material defect or damages to the Property, whether latent or otherwise. Borrower has not received notice from any insurance company or bonding company of any defect or inadequacy in the Property, or any part thereof, which would adversely affect its insurability or cause the imposition of extraordinary premiums or charges thereon or any termination of any policy of insurance or bond. No portion of the Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.

4.15 Leases. Borrower has delivered to Lender a true, correct and complete rent roll for the Property (the “Rent Roll”), which includes all Leases affecting the Property. Except as set forth on the Rent Roll: (i) each Lease is in full force and effect; (ii) the tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised premises, have commenced the payment of rent under the Leases, and there are no offsets, claims or defenses to the enforcement thereof; (iii) all rents due and payable under the Leases have been paid and no portion thereof has been paid for any period more than thirty (30) days in advance; (iv) the rent payable under each Lease is the amount of fixed rent set forth in the Rent Roll, and there is no claim or basis for a claim by the tenant thereunder for an adjustment to the rent; (v) no tenant has made any claim against the landlord under any Lease which remains outstanding, there are no defaults on the part of the landlord under any Lease, and no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default; (vi) to Borrower’s best knowledge, there is no present material default by the tenant under any Lease; (vii) all security deposits under Leases are as set forth on the Rent Roll and are held consistent with Section 3.8; (viii) Borrower is the sole owner of the entire lessor’s interest in each Lease; (ix) each Lease is the valid, binding and enforceable obligation of Borrower and the applicable tenant thereunder; (x) no Person has any possessory interest in, or right to occupy, the Property except under the terms of a Lease; and (xi) each Lease is subordinate to the Loan Documents, either pursuant to its terms or pursuant to a subordination and attornment agreement. None of the Leases contains any option to purchase or right of first refusal to purchase the Property or any part thereof. Neither the Leases nor the Rents have been assigned or pledged except to Lender, and no other Person has any interest therein except the tenants thereunder.

4.16 Fraudulent Transfer. Borrower has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed or contingent liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

4.17 Ownership of Borrower. The organizational chart attached hereto as Schedule 3 is complete and accurate and illustrates all Persons who have a direct or indirect ownership interest in Borrower.

4.18 Management Agreement. The Management Agreement is in full force and effect. There is no default, breach or violation existing thereunder, and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation thereunder, by either party thereto. The management fees and the terms and provisions of the Management Agreement, are subordinate to the Loan Documents.

4.19 Hazardous Substances. (i) The Property is not in violation of any Legal Requirement pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Substances Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, Legal Requirements relating to Toxic Mold, and any state super-lien and environmental clean-up statutes, any local law requiring related permits and licenses, any common law relating to Toxic Mold or other Hazardous Substances, and all amendments to and regulations in respect of the foregoing laws (collectively, “Environmental Laws”); (ii) the Property is not subject to any private or governmental Lien or judicial or administrative notice or action or inquiry, investigation or claim relating to hazardous, toxic and/or dangerous substances, including, Toxic Mold, or any other substances or materials which are included under or regulated by Environmental Laws (collectively, “Hazardous Substances”); (iii) to the best of Borrower’s knowledge, no Hazardous Substances are or have been (including the period prior to Borrower’s acquisition of the Property), discharged, generated, treated, disposed of or stored on, incorporated in, or removed or transported to or from the Property other than in compliance with all Environmental Laws; (iv) to the best of Borrower’s knowledge, no Hazardous Substances are present in, on or under any nearby real property which could migrate to or otherwise affect the Property; (v) no underground storage tanks exist on the Property and the Property has never been used as a landfill; and (vi) there have been no environmental investigations, studies, audits, reviews or other analyses conducted by or on behalf of Borrower which have not been provided to Lender.

4.20 Principal Place of Business. The principal place of business of Borrower is its primary address for notices as set forth in Section 6.1, and Borrower has no other place of business.

All of the representations and warranties in this Article 4 and elsewhere in the Loan Documents (i) shall survive for so long as any portion of the Debt remains owing to Lender and (ii) shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf, provided, however, that the representations, warranties and covenants set forth in Section 4.19 shall survive in perpetuity.

5. COVENANTS

Until the end of the Term, Borrower hereby covenants and agrees with Lender that:

5.1 Existence. Each of Borrower and Borrower Representative shall (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, and franchises, (ii) continue to engage in the business presently conducted by it, (iii) obtain and maintain all Licenses, and (iv) qualify to do business and remain in good standing under the laws of each jurisdiction, in each case as and to the extent required for the ownership, maintenance, management and operation of the Property.

5.2 Taxes. Borrower shall pay all Taxes as the same become due and payable, and deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes have been so paid no later than thirty (30) days before they would be delinquent if not paid (provided, however, that Borrower need not pay such Taxes nor furnish such receipts for payment of Taxes paid by Lender pursuant to Section 3.3). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien against the Property, and shall promptly pay for all utility services provided to the Property. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application of any Taxes, provided that (i) no Default or Event of Default has occurred and is continuing, (ii) such proceeding shall suspend the collection of the Taxes, (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder, (iv) no part of or interest in the Property will be in danger of being sold, forfeited, terminated, canceled or lost, (v) Borrower shall have furnished such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes, together with all interest and penalties thereon, which shall not be less than one hundred twenty-five percent (125%) of the Taxes being contested, and (vi) Borrower shall promptly upon final determination thereof pay the amount of such Taxes, together with all costs, interest and penalties. Lender may pay over any such security or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

5.3 Repairs; Maintenance and Compliance; Alterations.

5.3.1 Repairs; Maintenance and Compliance. Borrower shall at all times maintain, preserve and protect all franchises and trade names, and Borrower shall cause the Property to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with

Section 5.3.2 and normal replacement of Equipment with Equipment of equivalent value and functionality). Borrower shall promptly comply with all Legal Requirements and immediately cure properly any violation of a Legal Requirement. Borrower shall notify Lender in writing within one Business Day after Borrower first receives notice of any such non-compliance. Borrower shall promptly repair, replace or rebuild any part of the Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.

5.3.2 Alterations. Borrower may, without Lender’s consent, perform alterations to the Improvements and Equipment which (i) do not constitute a Material Alteration, (ii) do not adversely affect Borrower’s financial condition or the value or Net Operating Income of the Property and (iii) are in the ordinary course of Borrower’s business. Borrower shall not perform any Material Alteration without Lender’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that Lender may, in its sole and absolute discretion, withhold consent to any alteration the cost of which is reasonably estimated to exceed $1,000,000 or which is likely to result in a decrease of Net Operating Income by two and one-half percent (2.5%) or more for a period of thirty (30) days or longer. Lender may, as a condition to giving its consent to a Material Alteration, require that Borrower deliver to Lender security for payment of the cost of such Material Alteration in an amount equal to one hundred twenty-five percent (125%) of the cost of the Material Alteration as estimated by Lender. Upon substantial completion of the Material Alteration, Borrower shall provide evidence satisfactory to Lender that (i) the Material Alteration was constructed in a good and workmanlike manner and in accordance with applicable Legal Requirements and substantially in accordance with plans and specifications approved by Lender (which approval shall not be unreasonably withheld or delayed), (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of lien and (iii) all material Licenses necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. Borrower shall reimburse Lender upon demand for all out-of-pocket costs and expenses (including the reasonable fees of any architect, engineer or other professional engaged by Lender) incurred by Lender in reviewing plans and specifications or in making any determinations necessary to implement the provisions of this Section 5.3.2.

5.4 Performance of Other Agreements. Borrower shall observe and perform each and every term to be observed or performed by it pursuant to the terms of any agreement or instrument affecting or pertaining to the Property, including the Loan Documents.

5.5 Cooperate in Legal Proceedings Borrower shall cooperate fully with Lender with respect to, and permit Lender, at its option, to participate in, any proceedings before any Governmental Authority which may in any way affect the rights of Lender under any Loan Document.

5.6 Further Assurances. Borrower shall, at Borrower’s sole cost and expense, (i) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Debt and/or for the better and more effective carrying out of the intents and purposes of the Loan Documents, as Lender may reasonably require from time to time; and (ii) upon Lender’s request therefor given from time to time after the occurrence of any Default or Event of Default pay for (a) reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches with each such search to be conducted by search firms reasonably designated by Lender in each of the locations reasonably designated by Lender.

5.7 Environmental Matters.

5.7.1 Hazardous Substances. So long as Borrower owns or is in possession of the Property, Borrower shall (i) keep the Property free from Hazardous Substances and in compliance with all Environmental Laws, (ii) promptly notify Lender if Borrower shall become aware that (A) any Hazardous Substance is on or near the Property, (B) the Property is in direct or indirect violation of any Environmental Laws or (C) any condition on or near the Property might pose a threat to the health, safety or welfare of humans and (iii) remove such Hazardous Substances and/or cure such violations and/or remove such threats, as applicable, as required by law (or as shall be required by Lender in the case of removal which is not required by law, but in response to the opinion of a licensed hydro geologist, licensed environmental engineer or other qualified environmental consulting firm engaged by Lender (“Lender’s Consultant’)), promptly after Borrower becomes aware of same, at Borrower’s sole expense. Any removal, remediation and/or cure of any violation relating to Toxic Mold shall include, without limitation, all acts required to clean and disinfect any portions of the Property affected by Toxic Mold and to eliminate the source(s) of Toxic Mold in or on the Property, including providing any necessary moisture control systems at the Property. Nothing herein shall prevent Borrower from recovering such expenses from any other party that may be liable for such removal or cure.

5.7.2 Environmental Monitoring.

(a) Borrower shall give prompt written notice to Lender of (i) any proceeding or inquiry by any party (including any Governmental Authority) with respect to the presence of any Hazardous Substance on, under, from or about the Property, (ii) all claims made or threatened by any third party (including any Governmental Authority) against Borrower or the Property or any party occupying the Property relating to any loss or injury resulting from any Hazardous Substance, and (iii) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property to be subject to any investigation or cleanup pursuant to any Environmental Law. Borrower shall permit Lender to join and participate in, as a party if it so elects, any legal or administrative proceedings or other actions initiated with respect to the Property in connection with any Environmental Law or Hazardous Substance, and Borrower shall pay all reasonable attorneys’ fees and disbursements incurred by Lender in connection therewith.

(b) Upon Lender’s commercially reasonable request, Borrower shall provide an inspection or audit of the Property prepared by a licensed hydro geologist, licensed environmental engineer or qualified environmental consulting firm approved by Lender assessing the presence or absence of Hazardous Substances on, in or near the Property. The cost and expense of such audit or inspection shall be paid by Borrower not more frequently than once every five calendar years, unless a Default or an Event of Default exists or Lender, in its good faith judgment, determines that reasonable cause exists for the performance of an environmental inspection or audit of the Property, in which cases such inspections or audits shall be at Borrower’s sole expense. Such inspections and audit may include, soil bearings and ground water monitoring. If Borrower fails to provide any such inspection or audit within thirty (30) days after such request, Lender may order same, and Borrower hereby grants to Lender and its employees and agents access to the Property and a license to undertake such inspection or audit.

(c) If any environmental site assessment report prepared in connection with such inspection or audit recommends that an operations and maintenance plan be implemented for any Hazardous Substance, whether such Hazardous Substance existed prior to the ownership of the Property by Borrower, or presently exists or is reasonably suspected of existing, Borrower shall cause such operations and maintenance plan to be prepared and implemented at its expense upon request of Lender. If any investigation, site monitoring, containment, cleanup, removal, restoration or other work of any kind is reasonably necessary under an applicable Environmental Law (“Remedial Work”), Borrower shall commence all such Remedial Work within thirty (30) days after written demand by Lender and thereafter diligently prosecute to completion all such Remedial Work within such period of time as may be required under applicable law). All Remedial Work shall be performed by licensed contractors approved in advance by Lender and under the supervision of a consulting engineer approved by Lender. All costs of such Remedial Work shall be paid by Borrower, including Lender’s reasonable attorneys’ fees and disbursements incurred in connection with the monitoring or review of such Remedial Work. If Borrower does not timely commence and diligently prosecute to completion the Remedial Work, Lender may (but shall not be obligated to) cause such Remedial Work to be performed at Borrower’s expense. Notwithstanding the foregoing, Borrower shall not be required to commence such Remedial Work within the above specified time period: (x) if prevented from doing so by any Governmental Authority, (y) if commencing such Remedial Work within such time period would result in Borrower or such Remedial Work violating any Environmental Law, or (z) if Borrower, at its expense and after prior written notice to Lender, is contesting by appropriate legal, administrative or other proceedings, conducted in good faith and with due diligence, the need to perform Remedial Work. Borrower shall have the right to contest the need to perform such Remedial Work, provided that, (1) Borrower is permitted by the applicable Environmental Laws to delay performance of the Remedial Work pending such proceedings, (2) neither the Property nor any part thereof or interest therein will be sold, forfeited or lost if Borrower fails to promptly perform the Remedial Work being contested, and if Borrower fails to prevail in contest, Borrower would thereafter have the opportunity to perform such Remedial Work, (3) Lender would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which Borrower has not furnished additional security as provided in clause (4) below, or to any risk of criminal liability, and neither the Property nor any interest therein would be subject to the imposition of any Lien for which Borrower has not furnished additional security as provided in clause (4) below, as a result of the failure to perform such Remedial Work and (4) Borrower shall have furnished to Lender additional security in respect of the Remedial Work being contested and the loss or damage that may result from Borrower’s failure to prevail in such contest in such amount as may be reasonably requested by Lender but in no event less than one hundred twenty-five percent (125%) of the cost of such Remedial Work as estimated by Lender or Lender’s Consultant and any loss or damage that may result from Borrower’s failure to prevail in such contest.

(d) Borrower shall not install or permit to be installed on the Property any underground storage tank.

5.8 Title to the Property; Liens. Borrower will warrant and defend the title to the Property, and the validity and priority of all Liens granted or otherwise given to Lender under the Loan Documents, subject only to Permitted Encumbrances, against the claims of all Persons. Without Lender’s prior written consent, Borrower shall not create, incur, assume, permit or suffer to exist any Lien on all or any portion of the Property or any direct or indirect legal or beneficial ownership interest in Borrower, except Liens in favor of Lender and Permitted Encumbrances, unless such Lien is bonded or discharged within thirty (30) days after Borrower first receives notice of such Lien.

5.9 Leases.

5.9.1 Generally. Upon request, Borrower shall furnish Lender with executed copies of all Leases then in effect. All renewals of Leases and all proposed leases shall provide for rental rates and terms comparable to then existing local market rates and shall be arm’s length transactions with bona fide, independent third-party tenants.

5.9.2 Material Leases. Borrower shall not enter into a proposed Material Lease or a proposed renewal, extension or modification of an existing Material Lease without the prior written consent of Lender, which consent shall not, so long as no Event of Default is continuing, be unreasonably withheld or delayed. Prior to seeking Lender’s consent to any Material Lease, Borrower shall deliver to Lender a copy of such proposed Material Lease (a “Proposed Material Lease”) blacklined to show changes from the standard form of Lease approved by Lender and then being used by Borrower. Lender shall approve or disapprove each Proposed Material Lease or proposed renewal, extension or modification of an existing Material Lease for which Lender’s approval is required under this Agreement within ten (10) Business Days of the submission by Borrower to Lender of a written request for such approval, accompanied by a final copy of the Proposed Material Lease or proposed renewal, extension or modification of an existing Material Lease. If requested by Borrower, Lender will grant conditional approvals of a Proposed Material Lease or a proposed renewal, extension or modification of an existing Material Lease at any stage of the leasing process, from initial “term sheet” through negotiated lease drafts, provided that Lender shall retain the right to disapprove any such Proposed Material Lease or proposed renewal, extension or modification of an existing Material Lease if subsequent to any preliminary approval material changes are made to the terms previously approved by Lender, or additional material terms are added that had not previously been considered and approved by Lender in connection with such Proposed Material Lease or proposed renewal, extension or modification of an existing Material Lease. Provided that no Event of Default is continuing, if Borrower provides Lender with a written request for approval (which written request shall specifically refer to this Section 5.9.2 and shall explicitly state that failure by Lender to approve or disapprove within ten (10) Business Days will constitute a deemed approval) and Lender fails to reject the request in writing delivered to Borrower within ten (10) Business Days after receipt by Lender of the request, the Proposed Material Lease or proposed renewal, extension or modification of an existing Material Lease shall be deemed approved by Lender, and Borrower shall be entitled to enter into such Proposed Material Lease or proposed renewal, extension or modification of an existing Material Lease.

5.9.3 Minor Leases. Notwithstanding the provisions of Section 5.9.2 above, provided that no Event of Default is continuing, renewals, amendments and modifications of existing Leases and proposed leases shall not be subject to the prior approval of Lender provided (i) the proposed lease would be a Minor Lease or the existing Lease, as amended or modified, or the renewal Lease is a Minor Lease, (ii) the Lease shall be written substantially in accordance with the standard form of Lease which shall have been approved by Lender, subject to any commercially reasonable changes made in the course of negotiation with the applicable tenant, (iii) the Lease as amended or modified or the renewal Lease or series of leases or proposed lease or series of leases: (a) shall provide for net effective rental rates comparable to then existing local market rates, (b) shall have an initial term (together with all renewal options) of not less than three (3) years or greater than ten (10) years, (c) shall provide for automatic self-operative subordination to the Mortgage and, at Lender’s option, (x) attornment to Lender and (y) if the Property is located in a jurisdiction in which the applicable law provides for the termination of leases that are subordinate to the Lien of the Mortgage, the unilateral right by Lender to subordinate the Lien of the Mortgage to the Lease, and (d) shall not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except in the event of the destruction or condemnation of substantially all of the Property), any requirement for a nondisturbance or recognition agreement, or any other provision which might adversely affect the rights of Lender under the Loan Documents in any material respect. Borrower shall deliver to Lender copies of all Leases which are entered into pursuant to the preceding sentence together with Borrower’s certification that it has satisfied all of the conditions of the preceding sentence within ten days after the execution of the Lease. With respect to any Lease or proposed renewal, extension or modification of an existing Lease that requires Lender’s consent under this Section 5.9.3, provided that no Event of Default is continuing, if Borrower provides Lender with a written request for approval (which written request shall specifically refer to this Section 5.9.3 and shall explicitly state that failure by Lender to approve or disapprove within ten (10) Business Days will constitute a deemed approval) and Lender fails to reject the request in writing delivered to Borrower within ten (10) Business Days after receipt by Lender of the request, the proposed Lease or proposed renewal, extension or modification of an existing Lease shall be deemed approved by Lender, and Borrower shall be entitled to enter into such proposed Lease or proposed renewal, extension or modification of an existing Lease.

5.9.4 Additional Covenants with respect to Leases. Borrower (i) shall observe and perform the material obligations imposed upon the lessor under the Leases and shall not do or permit anything to impair the value of the Leases as security for the Debt; (ii) shall promptly send copies to Lender of all notices of default that Borrower shall send or receive under any Lease; (iii) shall enforce, in accordance with commercially reasonable practices for properties similar to the Property, the terms, covenants and conditions in the Leases to be observed or performed by the lessees, short of termination thereof; (iv) shall not collect any of the Rents more than one month in advance (other than security deposits); (v) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (vi) shall not modify any Lease in a manner inconsistent with the Loan Documents; (vii) shall not conveyor transfer or suffer or permit a conveyance or transfer of the Property so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees under Leases; (viii) shall not consent to any assignment of or subletting under any Material Lease unless required in accordance with its terms without the prior consent of Lender, which, with respect to a subletting, may not, so long as no Event of Default is continuing, be unreasonably withheld or delayed; and (ix) shall not cancel or terminate any Lease or accept a surrender thereof without the prior consent of Lender, which consent shall not, so long as no Event of Default is continuing, be unreasonably withheld or delayed.

5.10 Estoppel Statement. After request by Lender, Borrower shall within ten days furnish Lender with a statement addressed to Lender, its successors and assigns, duly acknowledged and certified, setting forth (i) the unpaid Principal, (ii) the Interest Rate, (iii) the date installments of interest and/or Principal were last paid, (iv) any offsets or defenses to the payment of the Debt, (v) that no Default or Event of Default exists under the Loan Documents and (vi) that the Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

5.11 Property Management.

5.11.1 Management Agreement. Borrower shall (i) cause the Property to be managed pursuant to the Management Agreement; (ii) promptly perform and observe all of the covenants required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its rights thereunder; (iii) promptly notify Lender of any default under the Management Agreement of which it is aware; (iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditure plan, and property improvement plan and any other notice, report and estimate received by Borrower under the Management Agreement; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement. Without Lender’s prior written consent, Borrower shall not (a) surrender, terminate, cancel, extend or renew the Management Agreement or otherwise replace the Manager or enter into any other management agreement (except pursuant to Section 5.11.2); (b) reduce or consent to the reduction of the term of the Management Agreement; (c) increase or consent to the increase of the amount of any charges under the Management Agreement; (d) otherwise modify, change, supplement, alter or amend in any material respect, or waive or release any of its rights and remedies under, the Management Agreement; or (e) suffer or permit the occurrence and continuance of a default beyond any applicable cure period under the Management Agreement (or any successor management agreement) if such default permits the Manager to terminate the Management Agreement (or such successor management agreement).

5.11.2 Termination of Manager. If (i) Borrower fails to maintain a Debt Service Coverage Ratio of at least 1.10: 1 or (ii) an Event of Default shall be continuing, or (iii) Manager is in default under the Management Agreement, Borrower shall, at the request of Lender, terminate the Management Agreement and replace Manager with a replacement manager acceptable to Lender in Lender’s discretion and the applicable Rating Agencies on terms and conditions satisfactory to Lender and the applicable Rating Agencies unless, in the case of the event described in clause (i) only, Borrower shall prepay, with any applicable Yield Maintenance Premium, a portion of the unpaid Principal to a level such that the Debt Service Coverage Ratio of the unpaid Principal is restored to a level of not less than 1.10: 1. All calculations of Debt Service Coverage Ratio for purposes of this Section 5.11.2 shall be subject to verification by Lender. Borrower’s failure to appoint an acceptable manager within thirty (30) days after Lender’s request of Borrower to terminate the Management Agreement shall constitute an immediate Event of Default. Borrower may from time to time appoint a successor manager to manage the Property, which successor manager and Management Agreement shall be approved in writing by Lender in Lender’s discretion and the applicable Rating Agencies.

5.12 Special Purpose Bankruptcy Remote Entity. Borrower and Borrower Representative shall at all times be a Special Purpose Bankruptcy Remote Entity.

5.13 Assumption in Non-Consolidation Opinion. Borrower and Borrower Representative shall each conduct its business so that the assumptions (with respect to each Person) made in that certain substantive non-consolidation opinion letter dated the date hereof delivered by Borrower’s counsel in connection with the Loan, shall be true and correct in all respects.

5.14 Change In Business or Operation of Property. Borrower shall not purchase or own any real property other than the Property and shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business or otherwise cease to operate the Property as a commercial retail property or terminate such business for any reason whatsoever (other than temporary cessation in connection with renovations to the Property).

5.15 Certain Prohibited Actions. Borrower shall not directly or indirectly do any of the following: (i) change its principal place of business or chief executive office without first giving Lender thirty (30) days’ prior notice; (ii) cancel or otherwise forgive or release any claim or debt owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business in its reasonable judgment; (iii) Transfer any License required for the operation of the Property; or (iv) maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Welfare Plan or permit the assets of Borrower to become “plan assets,” whether by operation of law or under regulations promulgated under ERISA.

5.16 Prohibited Transfers. Borrower shall not directly or indirectly make, suffer or permit the occurrence of any Transfer other than a Permitted Transfer. Notwithstanding the foregoing, Lender shall not unreasonably withhold its consent to a sale of the Property in its entirety (a “Special Transfer”) to a Special Purpose Bankruptcy Remote Entity with organizational documents containing provisions satisfying the Lender’s then-current requirements of a Special Purpose Bankruptcy Remote Entity and otherwise acceptable to Lender (a “Buyer”), provided that

(i) No Default or Event of Default is then continuing;

(ii) Borrower gives Lender written notice of the terms of such prospective Special Transfer not less than sixty (60) days before the date on which such sale is scheduled to close, accompanied by all information concerning the proposed Buyer as Lender would require in evaluating an initial extension of credit to a borrower and such reasonable non-refundable application fee as shall be required by Lender. Lender shall have the right to approve or disapprove the proposed Buyer in its reasonable discretion (it being acknowledged that Lender may, as a condition to approving any proposed Buyer, require a Rating Comfort Letter from each of the Rating Agencies);

(iii) Borrower pays Lender, concurrently with the closing of such Special Transfer, a non refundable assumption fee in an amount equal to all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Lender in connection with the Special Transfer plus an amount equal to one-half-percent (0.5%) of the then outstanding Principal;

(iv) Buyer assumes all of the obligations of Borrower under this Agreement, the Note and the other Loan Documents and, prior to or concurrently with the closing of such Special Transfer, Buyer executes, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption and delivers such legal opinions as Lender may require;

(v) Borrower and Buyer execute and cause to be filed in such public records as Lender deems appropriate, without any cost or expense to Lender, new financing statements or financing statement amendments and any additional documents reasonably requested by Lender;

(vi) Borrower causes to be delivered to Lender, without any cost or expense to Lender, such endorsements to Lender’s title insurance policy, property and liability insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the Special Transfer, all in form and substance satisfactory to Lender, including, without limitation, an endorsement or endorsements to Lender’s title insurance policy insuring the lien of the Mortgage, extending the effective date of such policy to the date of execution and delivery (or, if later, of recording) of the assumption agreement referenced above in clause (iv) of this Section, with no additional exceptions added to such policy and insuring that fee simple title to the Property is vested in Buyer;

(vii) Borrower executes and delivers to Lender, without any cost or expense to Lender, a release of Lender, its officers, directors, employees and agents, from all claims and liability relating to the transactions evidenced by the Loan Documents through and including the date of the closing of the Special Transfer, which agreement shall be in form and substance satisfactory to Lender and shall be binding upon Buyer;

(viii) Such Special Transfer is not construed so as to relieve Borrower of any personal liability under the Note or any of the other Loan Documents for any acts or events occurring or obligations arising prior to or simultaneously with the closing of such Special

Transfer and Borrower executes, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate the ratification of said personal liability. Borrower shall be released from and relieved of any personal liability under the Note or any of the other Loan Documents for any acts or events occurring or obligations arising after the closing of such Special Transfer which are not caused by or arising out of any acts or events occurring or obligations arising prior to or simultaneously with the closing of such Special Transfer;

(ix) Such Special Transfer is not construed so as to relieve any Guarantor of its obligations under any Loan Document, and a direct or indirect member, partner or shareholder of Buyer approved by Lender in its sole discretion (a “Successor Guarantor”) assumes the obligations of such Guarantor and executes such documents as may be required by Lender to evidence such assumption. Guarantor shall be released from and relieved of any of its obligations under any indemnity or guaranty executed in connection with the Loan for any acts or events occurring or obligations arising after the closing of such Special Transfer which are not caused by or arising out of any acts or events occurring or obligations arising prior to or simultaneously with the closing of such Special Transfer;

(x) Buyer has furnished to Lender all appropriate documents and instruments evidencing Buyer’s capacity and good standing, and the authority of the signers to execute the assumption of the Loan and the Loan Documents, which documents and instruments shall include certified copies of all documents and instruments relating to the organization and formation of Buyer and of the entities, if any, which are direct or indirect members, partners or shareholders of Buyer, all of which shall be satisfactory to Lender;

(xi) Buyer shall assume the obligations of Borrower under any management agreements pertaining to the Property, or shall cause the new manager and management agreement to satisfy the requirements of Section 5.11 hereof, as applicable;

(xii) Buyer shall furnish an opinion of counsel satisfactory to Lender that the acquisition of the Property and the assumption of the Loan and the Loan Documents by Buyer and, to the extent applicable, Successor Guarantor, was validly authorized, and duly executed and delivered, and constitutes the legal, valid and binding obligations of Buyer and Successor Guarantor, enforceable against each of them in accordance with their respective terms, and with respect to such other matters as Lender may require; and

(xiii) Buyer shall provide Lender with a fully executed copy of (1) a deed covering the Property, (2) a bill of sale covering the personal property constituting a part of the Property and (3) an assignment and assumption agreement in respect of the Leases, in form and substance reasonably satisfactory to Lender.

5.17 Expenses. Borrower shall reimburse Lender upon receipt of notice for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with the Loan, including (i) the preparation, negotiation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby and all the costs of furnishing all opinions by counsel for Borrower; (ii) Borrower’s and Lender’s ongoing performance under and compliance with the

Loan Documents, including confirming compliance with environmental and insurance requirements; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications of or under any Loan Document and any other documents or matters requested by Lender or Borrower; (iv) filing and recording of any Loan Documents; (v) title insurance, surveys, inspections and appraisals; (vi) the creation, perfection or protection of Lender’s Liens on the Property and the Cash Management Accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, Mortgage, recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan; (viii) fees charged by Rating Agencies in connection with the Loan or any modification thereof; (ix) enforcing any obligations of or collecting any payments due from Borrower under any Loan Document or with respect to the Property or in connection with any refinancing or restructuring of the Loan in the nature of a “work-out”, or any insolvency or bankruptcy proceedings and (x) the fees and expenses of any special servicer retained in respect of the Loan. Any costs and expenses due and payable to Lender hereunder which are not paid by Borrower within ten (10) days after demand may be paid from any amounts in the Deposit Account, with notice thereof to Borrower. The obligations and liabilities of Borrower under this Section 5.17 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

5.18 Indemnity. Borrower shall defend, indemnify and hold harmless Lender and each of its Affiliates and their respective successors and assigns, including the directors, officers, partners, members, shareholders, participants, employees, professionals and agents of any of the foregoing (including any Servicer) and each other Person, if any, who Controls Lender, its Affiliates or any of the foregoing (each, an “Indemnified Party”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for an Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto, court costs and costs of appeal at all appellate levels, investigation and laboratory fees, consultant fees and litigation expenses), that may be imposed on, incurred by, or asserted against any Indemnified Party (collectively, the “Indemnified Liabilities”) in any manner, relating to or arising out of or by reason of the Loan, including: (i) any breach by Borrower of its obligations under, or any misrepresentation contained in, any Loan Document; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of Borrower, or contained in any documentation approved by Borrower; (iv) ownership of the Mortgage or any of the other Loan Documents, or the Property or any interest therein, or receipt of any Rents; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (viii) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Substance on, from or affecting the Property; (ix) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substance; (x) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Substance; (xi) any violation of the Environmental Laws which is based upon or in any way related to such Hazardous Substance, including the costs and expenses of any Remedial Work; (xii) any failure of the Property to comply with any Legal Requirement; (xiii) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Lender with respect thereto; and (xiv) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder if and to the limited extent that it is finally judicially determined that such Indemnified Liabilities arose solely from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. Any amounts payable to any Indemnified Party by reason of the application of this paragraph shall be payable on demand and shall bear interest at the Default Rate from the date loss or damage is sustained by any Indemnified Party until paid. The obligations and liabilities of Borrower under this Section 5.18 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

5.19 Embargoed Person. (a) At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (i) none of the funds or assets of Borrower, Borrower Representative or Guarantor, whether or not used to repay the Loan, shall constitute property of, or shall be beneficially owned directly or, to Borrower’s best knowledge, indirectly, by any person, entity or government subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that are identified on (A) the “List of Specially Designated Nationals and Blocked Persons” maintained by the Office of Foreign Assets Control (“OFAC”), U.S. Department of the Treasury’s FINCEN list, and/or to Borrower’s best knowledge, as of the date thereof, based upon reasonable inquiry by Borrower, on any other similar list maintained by OFAC or FINCEN pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in Borrower, Borrower Representative or any Guarantor, as applicable (whether directly or indirectly), is prohibited by law, or the Loan made by Lender would be in violation of law, or (B) Executive Order 13224 (September 23, 2001) issued by the President of the United States (“Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), any related enabling legislation or any other similar Executive Orders, and (ii) no Embargoed Person shall have any direct interest or, to Borrower’s best knowledge, indirect interest, of any nature whatsoever in Borrower, Borrower Representative or any Guarantor, as applicable, with the result that the investment in Borrower, Borrower Representative or any Guarantor, as applicable (whether directly or indirectly), IS prohibited by law or the Loan is in violation of law.

(b) At all times throughout the term of the Loan, none of any of the Borrower, Borrower Representative or Guarantor, nor any Person controlling, controlled by or under common control with any of Borrower, Borrower Representative or Guarantor, nor any Person having a beneficial interest in, or for whom any of the Borrower, Borrower Representative or Guarantor is acting as agent or nominee in connection with the investment, is (a) a country, territory, person or entity named on an OF AC or FINCEN list, or is a Person that resides in or has a place of business in a country or territory named on such lists; (b) a Person resident in, or organized or chartered under the laws of a jurisdiction identified as non-cooperative by the Financial Action Task Force (“FATF”); or (c) a Person whose funds originate from or will be routed through, an account maintained at a foreign shell bank or “offshore bank.”

(c) None of the Borrower, Borrower Representative or Guarantor, nor any Person controlling, controlled by or under common control with Borrower, Borrower Representative or Guarantor is a “senior political figure” or an “immediate family” member or “close associate” (as all such terms are defined below) of a senior foreign political figure within the meaning of the USA PATRIOT Act (i.e., the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56, as may be amended). For the purposes of this subsection (c), (i) “senior foreign political figure” means a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party or a senior executive of a foreign government-owned corporation, and such term also includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior political figure, (ii) “immediate family” of a senior foreign political figure includes the figure’s parents, siblings, spouse, children and in-laws, and (iii) “close associate” of a senior foreign political figure means a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the senior foreign political figure.

5.20 Anti-Money Laundering. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, none of the funds of Borrower, Borrower Representative or any Guarantor, as applicable, that are used to consummate this transaction or to repay the Loan shall be derived from or are the proceeds of any unlawful activity, with the result that the investment in Borrower, Borrower Representative or any Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law or may cause any of the Mortgaged Property to be subject to forfeiture or seizure. Borrower has ascertained the identity of all persons and entities who have provided funds to capitalize Borrower and has conducted verification procedures which are sufficient to establish the identity and source of such funds.

5.21 ERISA. At all times throughout the Term, upon the request of Lender or any of Lender’s successors, assigns or participants in the Loan, the management of Borrower shall consult with Lender or any of Lender’s successors, assigns or participants on significant business issues relating to the operation of the Property and make itself available quarterly either personally or by telephone at mutually agreeable times for such consultation; provided, however, that such consultation need not result in any change in Borrower’s course of action, subject to

Section 8.1. The aforementioned consultation rights are intended to satisfy the requirement of management rights for purposes of the Department of Labor “plan assets” regulation 29 C.F.R., Section 2510.3-101.

6. NOTICES AND REPORTING.

6.1 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (a “Notice”) shall be given in writing and shall be effective for all purposes if either hand delivered with receipt acknowledged, or by a nationally recognized overnight delivery service (such as Federal Express), or by certified or registered United States mail, return receipt requested, postage prepaid, or by facsimile and confirmed by facsimile answer back, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by Notice to the other party): If to Lender: IXIS Real Estate Capital Inc., 9 West 57th Street, 36th Floor, New York, New York 10019; Attention: Real Estate Administration (Gary DiGiuseppe), Telecopier: (212) 891-6851 with copies to: Kilpatrick Stockton LLP, Hearst Tower, Suite 2500, 214 North Tryon Street, Charlotte, North Carolina 28202, Attention: Jonathan J. Nugent, Telecopier: (704) 338-5125; if to Borrower: c/o West Oahu Mall Associates LLC, 433 N. Camden Drive, Suite 900, Beverly Hills, California 90210, Attention: Joseph Daneshgar, Telecopier: (310) 276-1590. A Notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery; (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; ( c) in the case of overnight delivery, upon the first attempted delivery on a Business Day; or (d) in the case of facsimile transmission, when sent and electronically confirmed.

6.2 Borrower Notices and Deliveries. Borrower shall (a) give prompt written notice to Lender of: (i) any litigation, governmental proceedings or claims or investigations pending or threatened against Borrower or Borrower Representative which might materially adversely affect Borrower’s or Borrower Representative’s condition (financial or otherwise) or business or the Property; (ii) any material adverse change in Borrower’s or Borrower Representative’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge; and (b) furnish and provide to Lender: (i) any Securities and Exchange Commission or other public filings, if any, of Borrower, Borrower Representative, Manager, or any Affiliate of any of the foregoing within two (2) Business Days of such filing and (ii) all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, reasonably requested, from time to time, by Lender. In addition, after request by Lender (but no more frequently than twice in any year), Borrower shall furnish to Lender (x) within ten (10) days, a certificate addressed to Lender, its successors and assigns reaffirming all representations and warranties of Borrower set forth in the Loan Documents as of the date requested by Lender or, to the extent of any changes to any such representations and warranties, so stating such changes, and (y) within thirty (30) days, tenant estoppel certificates addressed to Lender, its successors and assigns from each tenant at the Property in form and substance reasonably satisfactory to Lender.

6.3 Financial Reporting.

6.3.1 Bookkeeping. Borrower shall keep on a calendar year basis, in accordance with GAAP or any other accounting method, consistently applied, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense and any services, Equipment or furnishings provided in connection with the operation of the Property, whether such income or expense is realized by Borrower, Manager or any Affiliate of Borrower. Lender shall have the right from time to time during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or other Person maintaining them, and to make such copies or extracts thereof as Lender shall reasonably require. After an Event of Default, Borrower shall pay any costs incurred by Lender to examine such books, records and accounts, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

6.3.2 Annual Reports. Borrower shall furnish to Lender annually within ninety (90) days after each calendar year, a complete copy of Borrower’s compiled annual financial statements prepared by an independent certified public accountant and certified by Borrower in form and content reasonably acceptable to Lender, in accordance with GAAP or any other accounting method, consistently applied, and containing balance sheets and statements of profit and loss for Borrower and the Property in such detail as Lender may reasonably request. Each such statement (x) shall be in form and substance reasonably satisfactory to Lender, (y) shall set forth the financial condition and the income and expenses for the Property for the immediately preceding calendar year, including statements of annual Net Operating Income as well as (1) a list of tenants, if any, occupying more than twenty percent of the rentable space of the Property, (2) a breakdown showing (a) the year in which each Lease then in effect expires, (b) the percentage of rentable space covered by such Lease, (c) the percentage of base rent with respect to which Leases shall expire in each such year, expressed both on a per year and a cumulative basis and (z) shall be accompanied by an Officer’s Certificate certifying (1) that such statement is true, correct, complete and accurate in all material respects and presents fairly the financial condition of the Property and has been prepared in accordance with GAAP or any other accounting method consistently applied and (2) whether there exists a Default or Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it.

6.3.3 Monthly/Quarterly Reports. Borrower shall furnish to Lender (X) within twenty (20) days after the end of each calendar month or quarter, as applicable, from the date hereof the following items: (i) monthly and year-to-date operating statements, noting Net Operating Income and other information necessary and sufficient under GAAP or any other accounting method of accounting, consistently applied to fairly represent the financial position and results of operation of the Property during such calendar month, all in form satisfactory to Lender; (ii) quarterly, a balance sheet for such calendar quarter; (iii) quarterly, a comparison of the budgeted income and expenses and the actual income and expenses for each quarter and year-to-date for the Property, together with a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such period and year-to-date; (iv) quarterly, a statement of the actual Capital Expenses made by Borrower during each calendar quarter as of the last day of such calendar quarter; (v) quarterly, a statement that Borrower has not incurred any indebtedness other than indebtedness permitted hereunder; (vi) quarterly, an aged receivables report; and (vii) monthly, rent rolls identifying the leased premises, names of all tenants, units leased, monthly rental and all other charges payable under each Lease, date to which paid, term of Lease, date of occupancy, date of expiration, material special provisions, concessions or inducements granted to tenants, and a year-by-year schedule showing by percentage the rentable area of the Improvements and the total base rent attributable to Leases expiring each year) and a delinquency report for the Property. Each such statement shall be accompanied by an Officer’s Certificate certifying (1) that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property in accordance with GAAP or any other accounting method, consistently applied (subject to normal year-end adjustments) and (2) whether there exists a Default or Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it.

6.3.4 Other Reports. Borrower shall furnish to Lender, within ten (10) Business Days after request, such further detailed information with respect to the operation of the Property and the financial affairs of Borrower, Borrower Representative or Manager as may be reasonably requested by Lender or any applicable Rating Agency.

6.3.5 Annual Budget. Borrower shall prepare and submit (or shall cause Manager to prepare and submit) to Lender by November 15th of each year during the Term for approval by Lender, which approval shall not be unreasonably withheld or delayed, a proposed pro forma budget for the Property for the succeeding calendar year (the “Annual Budget”), and, promptly after preparation thereof, any revisions to such Annual Budget. Lender’s failure to approve or disapprove any Annual Budget or revision within thirty (30) days after Lender’s receipt thereof shall be deemed to constitute Lender’s approval thereof. The Annual Budget shall consist of (i) an operating expense budget (the “Operating Budget”) showing, on a monthby-month basis, in reasonable detail, each line item of the Borrower’s anticipated operating income and operating expenses (on a cash and accrual basis), including amounts required to establish, maintain and/or increase any monthly payments required hereunder, and (ii) a Capital Expense budget (the “Capital Budget”) showing, on a month-by-month basis, in reasonable detail, each line item of anticipated Capital Expenses.

6.3.6 Breach. If Borrower fails to provide to Lender or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Section 6.3.6 within thirty (30) days after the date upon which such Required Record is due, Borrower shall pay to Lender, at Lender’s option and in its discretion, an amount equal to $10,000 for each Required Record that is not delivered; provided Lender has given Borrower at least fifteen (15) days prior notice of such failure. In addition, thirty (30) days after Borrower’s failure to deliver any Required Records, Lender shall have the option, upon fifteen (15) days notice to Borrower to gain access to Borrower’s books and records and prepare or have prepared at Borrower’s expense, any Required Records not delivered by Borrower.

7. INSURANCE; CASUALTY; AND CONDEMNATION

7.1 Insurance.

7.1.1 Coverage. Borrower, at its sole cost, for the mutual benefit of Borrower and Lender, shall obtain and maintain during the Term the following policies of insurance:

(a) Property insurance insuring against loss or damage customarily included under so called “all risk” or “special form” policies including fire, lightning, flood, earthquake, vandalism, and malicious mischief, boiler and machinery and coverage for damage or destruction caused by “War”, if available, and the “certified” (as defined in the Terrorism Risk Insurance Act of 2002) acts of terrorists (or such policies shall have no exclusion from coverage with respect thereto) and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the Property in nature, use, location, height, and type of construction. Such insurance policy shall also insure costs of demolition and increased cost of construction (which insurance for demolition and increased cost of construction may contain a sub-limit satisfactory to Lender). Each such insurance policy shall (i) be in an amount equal to the greater of (A) one hundred percent (100%) of the then replacement cost of the Improvements without deduction for physical depreciation, and (B) such amount as is necessary so that the insurer would not deem Borrower a co-insurer under such policies, (ii) have deductibles no greater than the lesser of $100,000 or five percent (5%) of Net Operating Income per occurrence, (iii) be paid annually in advance and (iv) contain an agreed amount replacement cost endorsement with a waiver of depreciation, and shall cover, without limitation, all tenant improvements and betterments that Borrower is required to insure pursuant to any Lease on a replacement cost basis. If the insurance required under this subparagraph is not obtained by blanket insurance policies, the insurance policy shall be endorsed to also provide guaranteed building replacement cost to the Improvements and such tenant improvements in an amount to be subject to the consent of Lender, which consent shall not be unreasonably withheld, but in all events, not less than would be required to restore the Property following a Casualty. Lender shall be named Lender Loss Payee on a Standard Mortgagee Endorsement.

(b) Flood insurance if any part of the Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, in an amount at least equal to the lesser of: (i) the greater of (A) the then full replacement cost of the Property without deduction for physical depreciation and (B) the unpaid Principal and (ii) the maximum limit of coverage available under the National Flood Insurance Plan with respect to the Property; provided, however, that Lender shall be entitled to require flood insurance in amounts greater than the foregoing, in its discretion.

(c) Public liability insurance, including (i) “Commercial General Liability Insurance”, (ii) “Owned”, “Hired” and “Non Owned Auto Liability”; and (iii) coverage for personal injury, bodily injury, death, accident and property damage, such insurance providing in combination not less than $1,000,000 per occurrence and $2,000,000 in the annual aggregate on per location basis. In addition, umbrella liability insurance offering not less than $10,000,000 of coverage shall be carried. If aggregate limits are shared with other locations the amount of umbrella liability insurance to be provided shall be not less than $15,000,000. The policies described in this subsection shall also include coverage for elevators, escalators, independent contractors, “Contractual Liability” (covering, to the maximum extent permitted by law, Borrower’s obligation to indemnify Lender as required under this Agreement and the other Loan Documents), “Products” and “Completed Operations Liability” coverage.

(d) Rental loss and/or business interruption insurance (i) with Lender being named as “Lender Loss Payee”, (ii) in an amount equal to one hundred percent (100%) of the projected Rents from the Property during the period of restoration; and (iii) containing an extended period of indemnity endorsement which provides that after the physical loss to the Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of eighteen (18) months from the date that the Property is damaged, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such insurance shall be increased from time to time during the Term as and when the estimated or actual Rents increase.

(e) To the extent such equipment is located at the Property, comprehensive boiler and machinery insurance covering all mechanical and electrical equipment against physical damage, rent loss and improvements loss and covering, without limitation, all tenant improvements and betterments that Borrower is required to insure pursuant to the lease on a replacement cost basis and in the minimum amount of $10,000,000.

(f) Worker’s compensation insurance with respect to any employees of Borrower, as required by any Legal Requirement.

(g) During any period of repair or restoration, builder’s “all-risk” insurance in an amount equal to not less than the full insurable value of the Property, against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may request, in form and substance acceptable to Lender, and coverage to compensate for the cost of demolition and the increased cost of construction in an amount satisfactory to Lender.

(h) Such other insurance (including environmental liability insurance, earthquake insurance and windstorm insurance) as may from time to time be reasonably required by Lender in order to protect its interests.

7.1.2 Policies. All policies of insurance (the “Policies”) required pursuant to Section 7.1.1 shall (i) be issued by companies approved by Lender and licensed to do business in the State, with a claims paying ability rating of “A” or better by S&P (and the equivalent by any other Rating Agency) and a rating of A:VII or better in the current Best’s Insurance Reports; (ii) name Lender and its successors and/or assigns as their interests may appear as the mortgagee (in the case of property and rent loss or business interruption insurance) or an additional insured (in the case of liability insurance); (iii) contain (in the case of property insurance) a Non-contributory Standard Mortgagee Clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the Person to which all payments made by such insurance company shall be paid; (iv) contain provisions permitting Borrower to waive its right of subrogation against Lender; (v) be assigned and the originals thereof delivered to Lender; (vi) contain such provisions as Lender deems reasonably necessary or desirable to protect its interest, including (A) endorsements providing that neither Borrower, Lender nor any other party shall be a co-insurer under the Policies, (B) that Lender shall receive at least thirty (30) days’ prior written notice of any modification, reduction or cancellation of any of the Policies, (C) an agreement whereby the insurer waives any right to claim any premiums and commissions against

Lender, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured, and (D) providing that Lender is permitted to make payments to effect the continuation of such Policy upon notice of cancellation due to nonpayment of premiums; (vii) in the event any insurance policy (except for general public and other liability and workers compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Lender, such insurance policy shall not be invalidated by and shall insure Lender regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the premises for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Loan Documents; and (viii) be satisfactory in form and substance to Lender and approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. Borrower shall pay the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and furnish to Lender evidence of the renewal of each of the Policies together with (unless such Insurance Premiums have been paid by Lender pursuant to Section 3.3) receipts for or other evidence of the payment of the Insurance Premiums reasonably satisfactory to Lender. If Borrower does not furnish such evidence and receipts at least thirty (30) days prior to the expiration of any expiring Policy, then Lender may, but shall not be obligated to, procure such insurance and pay the Insurance Premiums therefor, and Borrower shall reimburse Lender for the cost of such Insurance Premiums promptly on demand, with interest accruing at the Default Rate. Borrower shall deliver to Lender a certified copy of each Policy within thirty (30) days after its effective date. Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices and the like.

7.2 Casualty.

7.2.1 Notice; Restoration. If the Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, Borrower, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction.

7.2.2 Settlement of Proceeds. If a Casualty covered by any of the Policies (an “Insured Casualty”) occurs where the loss does not exceed $250,000, provided no Default or Event of Default has occurred and is continuing, Borrower may settle and adjust any claim without the prior consent of Lender; provided such adjustment is carried out in a competent and timely manner, and Borrower is hereby authorized to collect and receipt for the insurance proceeds (the “Proceeds”). In the event of an Insured Casualty where the loss equals or exceeds $250,000 (a “Significant Casualty”), Lender may, in its sole discretion, settle and adjust any claim without the consent of Borrower and agree with the insurer(s) on the amount to be paid on the loss, and the Proceeds shall be due and payable solely to Lender and held by Lender in the Casualty/Condemnation Subaccount and disbursed in accordance herewith. If Borrower or any party other than Lender is a payee on any check representing Proceeds with respect to a Significant Casualty, Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Lender. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse such check payable to the order of Lender. The expenses incurred by Lender in the settlement, adjustment and collection of the Proceeds shall become part of the Debt and shall be reimbursed by Borrower to Lender upon demand.

7.3 Condemnation.

7.3.1 Notice; Restoration. Borrower shall promptly give Lender notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting the Property (a “Condemnation”) and shall deliver to Lender copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrower, regardless of whether an Award is available, shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to the extent practicable to be of at least equal value and of substantially the same character (and to have the same utility) as prior to such Condemnation.

7.3.2 Collection of Award. Lender is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any award or payment in respect of a Condemnation (an “Award”) and to make any compromise, adjustment or settlement in connection with such Condemnation. Notwithstanding any Condemnation (or any transfer made in lieu of or in anticipation of such Condemnation), Borrower shall continue to pay the Debt at the time and in the manner provided for in the Loan Documents, and the Debt shall not be reduced unless and until any Award shall have been actually received and applied by Lender to expenses of collecting the Award and to discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided in the Note (or Undefeased Note, as the case may be). If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of such Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall be recoverable or shall have been sought, recovered or denied, to receive all or a portion of the Award sufficient to pay the Debt. Borrower shall cause any Award that is payable to Borrower to be paid directly to Lender. Lender shall hold such Award in the Casualty/Condemnation Subaccount and disburse such Award in accordance with the terms hereof.

7.4 Application of Proceeds or Award.

7.4.1 Application to Restoration. If an Insured Casualty or Condemnation occurs where (i) the loss is in an aggregate amount less than the fifteen percent (15%) of the unpaid Principal, (ii) in the reasonable judgment of Lender, the Property can be restored within the earliest to occur of (x) six (6) months from the date of the Insured Casualty or Condemnation, (y) six (6) months before the Stated Maturity Date and (z) the expiration of the rental or business interruption insurance with respect thereto, to the Property’s pre-existing condition and utility as existed immediately prior to such Insured Casualty or Condemnation and to an economic unit not less valuable and not less useful than the same was immediately prior to the Insured Casualty or Condemnation, and after such restoration will adequately secure the Debt and (iii) no Default or Event of Default shall have occurred and be then continuing, then the Proceeds or the Award, as the case may be (after reimbursement of any expenses incurred by Lender), shall be applied to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the Property (the “Restoration”), in the manner set forth herein. Borrower shall commence and diligently prosecute such Restoration. Notwithstanding the foregoing, in no event shall Lender be obligated to apply the Proceeds or Award to reimburse Borrower for the cost of Restoration unless, in addition to satisfaction of the foregoing conditions, both (x) Borrower shall pay (and if required by Lender, Borrower shall deposit with Lender in advance) all costs of such Restoration in excess of the net amount of the Proceeds or the Award to be made available pursuant to the terms hereof; and (y) Lender shall have received evidence reasonably satisfactory to it that during the period of the Restoration, the Rents will be at least equal to the sum of the operating expenses and Debt Service, as reasonably determined by Lender.

7.4.2 Application to Debt. Except as provided in Section 7.4.1, any Proceeds and/or Award may, at the option of Lender in its discretion, be applied to the payment of (i) accrued but unpaid interest on the Note, (ii) the unpaid Principal and (iii) other charges due under the Note and/or any of the other Loan Documents, or applied to reimburse Borrower for the cost of any Restoration, in the manner set forth in Section 7.4.3. Any such prepayment of the Loan shall be without any Yield Maintenance Premium, unless an Event of Default has occurred and is continuing at the time the Proceeds are received from the insurance company or the Award is received from the condemning authority, as the case may be, in which event Borrower shall pay to Lender an additional amount equal to the Yield Maintenance Premium, if any, that may be required with respect to the amount of the Proceeds or Award applied to the unpaid Principal. After any such application to the unpaid Principal, the remaining unpaid Principal shall be reamortized over the remaining term hereof.

7.4.3 Procedure for Application to Restoration. If Borrower is entitled to reimbursement out of the Proceeds or an Award held by Lender, such Proceeds or Award shall be disbursed from time to time from the Casualty/Condemnation Subaccount upon Lender being furnished with (i) evidence satisfactory to Lender of the estimated cost of completion of the Restoration, (ii) a fixed price or guaranteed maximum cost construction contract for Restoration satisfactory to Lender, (iii) prior to the commencement of Restoration, all immediately available funds in addition to the Proceeds or Award that in Lender’s judgment are required to complete the proposed Restoration, (iv) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey, permits, approvals, licenses and such other documents and items as Lender may reasonably require and approve in Lender’s discretion, and (v) all plans and specifications and construction contracts for such Restoration, such plans and specifications and construction contracts to be approved by Lender prior to commencement of any work. Lender may, at Borrower’s expense, retain a consultant to review and approve all requests for disbursements, which approval shall also be a condition precedent to any disbursement. No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the value of the work performed from time to time; funds other than the Proceeds or Award shall be disbursed prior to disbursement of such Proceeds or Award; and at all times, the undisbursed balance of such Proceeds or Award remaining in the hands of

Lender, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien. Provided no Default or Event of Default then exists, any surplus that remains out of the Proceeds held by Lender after payment of such costs of Restoration shall be paid to Borrower. Any surplus that remains out of the Award received by Lender after payment of such costs of Restoration shall, in the discretion of Lender, be retained by Lender and applied to payment of the Debt or returned to Borrower.

8. DEFAULTS

8.1 Events of Default. An “Event of Default” shall exist with respect to the Loan if any of the following shall occur:

(a) any portion of the Debt is not paid when due or any other amount under Section 3.10(a)(i) through (vii) is not paid in full when due (unless sufficient funds are available in the relevant Subaccount on the applicable date);

(b) any of the Taxes are not paid when due (unless Lender is paying such Taxes pursuant to Section 3.3), subject to Borrower’s right to contest Taxes in accordance with Section 5.2;

(c) the Policies are not kept in full force and effect, or are not delivered to Lender upon request;

(d) a Transfer other than a Permitted Transfer occurs;

(e) any representation or warranty made in any Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by Borrower or Guarantor in connection with any Loan Document, shall be false or misleading in any material respect as of the date the representation or warranty was made;

(f) Borrower, Borrower Representative or Guarantor shall (i) make an assignment for the benefit of creditors or (ii) generally not be paying its debts as they become due;

(g) a receiver, liquidator or trustee shall be appointed for Borrower, Borrower Representative or Guarantor; or Borrower, Borrower Representative or Guarantor shall be adjudicated a bankrupt or insolvent; or any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Borrower Representative or Guarantor, as the case may be; or any proceeding for the dissolution or liquidation of Borrower, Borrower Representative or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Borrower Representative or Guarantor, as the case may be, only upon the same not being discharged, stayed or dismissed within sixty (60) days;

(h) any covenant contained in Sections 5.11.1 (a) -(f), 5.12, 5.14, 5.15 or 5.16 is breached;

(i) except as expressly permitted hereunder, the actual or threatened alteration, improvement, demolition or removal of all or any of portion of the Improvements without the prior written consent of Lender or the physical waste of any portion of the Property;

(j) an Event of Default as defined or described elsewhere in this Agreement or in any other Loan Document occurs; or any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate or to permit Lender to accelerate the maturity of any portion of the Debt;

(k) a default occurs under any term, covenant or provision set forth herein or in any other Loan Document which specifically contains a notice requirement or grace period and such notice has been given and such grace period has expired;

(1) any of the assumptions contained in any substantive non-consolidation opinion, delivered to Lender by Borrower’s counsel in connection with the Loan or otherwise hereunder, were not true and correct as of the date of such opinion or thereafter became untrue or incorrect; or

(m) a default shall be continuing under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not otherwise specified in this Section 8.1, for ten (10) days after notice to Borrower (or Guarantor, if applicable) from Lender, in the case of any default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such thirty (30)-day period, and Borrower (or Guarantor, if applicable) shall have commenced to cure such default within such thirty (30)-day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30)-day period shall be extended for an additional period of time as is reasonably necessary for Borrower (or Guarantor, if applicable) in the exercise of due diligence to cure such default, such additional period not to exceed sixty (60) days.

(n) Borrower fails to comply fully, completely and timely with the covenants and agreements set forth in Section 9.

8.2 Remedies.

8.2.1 Acceleration. Upon the occurrence of an Event of Default (other than an Event of Default described in paragraph (f) or (g) of Section 8.1) and at any time and from time to time thereafter, in addition to any other rights or remedies available to it pursuant to the Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property; including declaring the Debt to be immediately due and payable (including unpaid interest), Default Rate interest, Late Payment Charges, Yield Maintenance Premium and any

other amounts owing by Borrower), without notice or demand; and upon any Event of Default described in paragraph (f) or (g) of Section 8.1, the Debt (including unpaid interest, Default Rate interest, Late Payment Charges, Yield Maintenance Premium and any other amounts owing by Borrower) shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained in any Loan Document to the contrary notwithstanding.

8.2.2 Remedies Cumulative. Upon the occurrence of an Event of Default, all or anyone or more of the rights, powers, privileges and other remedies available to Lender against Borrower under the Loan Documents or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared, or be automatically, due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in the Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, (i) to the extent permitted by applicable law, Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property, the Mortgage has been foreclosed, the Property has been sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full. To the extent permitted by applicable law, nothing contained in any Loan Document shall be construed as requiring Lender to resort to any portion of the Property for the satisfaction of any of the Debt in preference or priority to any other portion, and Lender may seek satisfaction out of the entire Property or any part thereof, in its discretion.

8.2.3 Severance. Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (and, in connection therewith, to bifurcate or otherwise modify the nature of the collateral that secures such notes) in such denominations and priorities of payment and liens as Lender shall determine in its discretion for purposes of evidencing and enforcing its rights and remedies. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such severance, Borrower ratifying all that such attorney shall do by virtue thereof.

8.2.4 Delay. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default, or the granting of any indulgence or compromise by Lender shall impair any such remedy, right or power hereunder or be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim in connection with the foreclosure of the Mortgage to the extent necessary to foreclose on all or any portion of the Property, the Rents, the Cash Management Accounts or any other collateral.

8.2.5 Lender’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Debt (and to the extent permitted under applicable laws, secured by the Mortgage and other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.

9. SECONDARY MARKET PROVISIONS

9.1 Transfer of Loan. Lender may, at any time, sell, transfer or assign the Loan, the Loan Documents and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (the “Securities”) secured by or evidencing ownership interests in the Note and the Mortgage (each such sale, assignment, participation and/or securitization, a “Secondary Market Transaction”). Lender may forward to each purchaser, transferee, assignee, servicer, participant, investor in such Securities or any Rating Agency (all of the foregoing entities collectively referred to as the “Investor”) and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Loan and to Borrower, the Borrower Representative and Guarantor and the Property, whether furnished by Borrower, the Borrower Representative, Guarantor or otherwise, as Lender determines necessary or appropriate. Borrower, the Borrower Representative and Guarantor agree to cooperate with Lender in connection with any transfer made or any Securities created pursuant to this Section. Borrower shall also promptly furnish and Borrower, the Borrower Representative, Guarantor consent to Lender furnishing to such Investors or such prospective Investors or Rating Agency any and all available information concerning the Property, the Leases, the financial condition of Borrower, the Borrower Representative and Guarantor (the “Provided Information”) as may be requested by Lender, any Investor or any prospective Investor or Rating Agency (including, but not limited to, copies of information previously supplied to Lender) in connection with any sale, transfer or participation interest. In addition to any other obligations Borrower may have hereunder, Borrower shall execute such amendments to the Loan Documents and Borrower’s organizational documents as may be requested by the holder of the Note or any Investor to effect the assignment of the Note and the other Loan Documents and/or issuance of Securities including (i) bifurcating the Note into two or more notes and/or splitting the Mortgage into two or more mortgages of the same or different priorities or otherwise as determined by and acceptable to Lender or (ii) dividing the Note into multiple components corresponding to tranches of certificates to be issued in a Secondary Market Transaction each having a notional balance and an interest rate determined by Lender; provided, however, that Borrower shall not be required to modify or amend any Loan Document if the overall effect of such modification or amendment would (y) change the initial weighted average interest rate, the maturity or the amortization of principal set forth in the Note, or (z) modify or amend any other material economic term of the Note or the other Loan Documents. Lender will pay all costs and expenses associated with a Secondary Market Transaction.

9.2 Use of Information. Borrower understands that all or any portion of the Provided Information may be included in disclosure documents in connection with a Secondary Market Transaction. Lender may require Borrower to review and approve a brief narrative asset summary of the Loan, Manager, the Property and Borrower (and its ownership), and Borrower shall cooperate with Lender in updating the Provided Information for inclusion or summary in the narrative asset summary or for other use reasonably required in connection with a Secondary Market Transaction by providing all current information pertaining to the Loan, Borrower, Manager and the Property necessary to keep the narrative asset summary accurate and complete in all material respects with respect to such matters.

9.3 Borrower Indemnity. Borrower shall indemnify Lender or any issuer or underwriter in a Secondary Market Transaction for any losses, claims, damages or liabilities (“Liabilities”) arising out of or based upon the omission of any material fact in the Provided Information or the failure to correct any misstatement to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and shall reimburse Lender or any issuer or underwriter in a Secondary Market Transaction for any legal or other expenses actually incurred by Lender or any issuer or underwriter in a Secondary Market Transaction in connection with defending or investigating the Liabilities.

9.4 Restructuring of Loan. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right at any time to require Borrower to restructure the Loan into multiple notes (which may include component notes and/or senior and junior notes) and/or to create participation interests in the Loan, and which restructuring may include reallocation of principal amounts of the Loan (including, by way of example, the increase or decrease in the principal amount of the senior note and mortgage securing same, and the corresponding decrease or increase in the principal amounts of the junior note(s) and the security instrument(s) securing same) or the restructuring of a portion of the Loan into a mezzanine loan (the “New Mezzanine Loan”) to the owners of the direct equity interests in Borrower, secured by a pledge of such direct equity interests, the establishment of different interest rates and debt service payments for the Loan and the New Mezzanine Loan and the payment of the Loan and the New Mezzanine Loan in such order of priority as may be designated by Lender; provided, that (a) (i) the total amounts of the Loan and the New Mezzanine Loan shall equal the amount of the Loan immediately prior to the restructuring, (ii) except in the case of an Event of Default under the Loan and/or the New Mezzanine Loan, the weighted average interest rate of the Loan and the New Mezzanine Loan, if any, shall, in the aggregate, equal the interest rate which was applicable to the Loan immediately prior to the restructuring and (iii) except in the case of an Event of Default under the Loan and/or the New Mezzanine Loan, the debt service payments on the Loan and the New Mezzanine Loan shall equal the debt service payment which was due under the Loan immediately prior to the restructuring; provided that any such restructuring carried out after the closing of the Loan shall be at no material cost to Borrower. Borrower shall cooperate with all reasonable requests of Lender in order to restructure the Loan and create the New Mezzanine Loan and shall (A) execute and deliver such documents including, in the case of the New Mezzanine Loan, a mezzanine note, a mezzanine loan agreement, a pledge and security agreement and a mezzanine deposit account agreement, (B) cause Borrower’s counsel to deliver such legal opinions and (C) create such bankruptcy remote borrower under the New Mezzanine Loan as, in the case of each of (A), (B) and (C) above, shall be reasonably required by Lender and required by any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender and satisfactory to any such Rating Agency, including the severance of this Agreement, the Mortgage and other Loan Documents if requested. In the event Borrower fails to execute and deliver such documents to Lender within ten (10) Business Days following such request by Lender, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof. It shall be an Event of Default if Borrower fails to comply with any of the terms, covenants or conditions of this Section 9 after the expiration often (10) Business Days after notice thereof.

10. MISCELLANEOUS

10.1 Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest and rights under the Loan Documents, or in the Property, the Rents or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with any Loan Document. The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any Loan Document; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (iii) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases; (vi) constitute a prohibition against Lender to commence any other appropriate action or proceeding in order for Lender to fully realize the security granted by the Mortgage or to exercise its remedies against the Property; or (vii) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the foregoing being referred to herein as “Borrower’s Recourse Liabilities”): (a) fraud or intentional misrepresentation by Borrower or any guarantor in connection with the Loan; (b) the gross negligence or willful misconduct of Borrower; (c) the breach of any representation, warranty, covenant or indemnification in any Loan Document concerning Environmental Laws or Hazardous Substances, including Sections 4.19 and 5.7, and clauses (viii) through (xi) of Section 5.18; (d) physical waste or after an Event of Default, the removal or disposal of any portion of the Property; (e) the misapplication or conversion by Borrower of (x) any Proceeds paid by reason of any Insured Casualty, (y) any Award received in connection with a Condemnation, or (z) any Rents, refund of Taxes or amounts in any Subaccount (including any distributions or payments to members/partners/shareholders of Borrower during a period which Lender did not receive the full amounts required to be paid to Lender under the Loan Documents); (f) failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Property unless such charges are the subject of a bona fide dispute in which Borrower is contesting the amount or validity thereof; (g) any security deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Mortgage or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof; (h) an act or omission of any of Borrower, Borrower Representative or Guarantor which hinders, delays or interferes with Lender’s enforcement of its rights hereunder or under any other Loan Document or the realization of the collateral, including the assertion by any of Borrower, Borrower Representative or Guarantor of defenses or counterclaims; (i) Borrower’s indemnifications of Lender set forth in Section 9; and (j) failure of Borrower to comply with the requirements of Section 3.12 and Section 3.13. hereof.

Notwithstanding anything to the contrary in this Agreement or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506( a), 506(b), 1111 (b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt in accordance with the Loan Documents, and (B) Lender’s agreement not to pursue personal liability of Borrower as set forth above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Debt shall be fully recourse to Borrower in the event that one or more of the following occurs (each, a “Springing Recourse Event”): (i) an Event of Default described in Section 8.1 (d) shall have occurred or (ii) a breach of the covenant set forth in Section 5.12, or (iii) the occurrence of any condition or event described in either (y) Section 8.1(f) unless, with respect to the occurrence of the event described in clause (ii) of Section 8.1(f), Borrower is unable to pay its debts generally as they become due, or (z) Section 8.1(g) and, with respect to such condition or event described in Section 8.1 (g), either Borrower, Borrower Representative, Guarantor or any Person owning an interest (directly or indirectly) in Borrower, Borrower Representative or Guarantor causes such event or condition to occur (by way of example, but not limitation, such Person seeks the appointment of a receiver or files a bankruptcy petition), consents to, aids, solicits, supports, or otherwise cooperates or colludes to cause such condition or event or fails to contest such condition or event.

10.2 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders who will not be paid from the proceeds of the Loan at closing. Borrower shall indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses (including attorneys’ fees, whether incurred in connection with enforcing this indemnity or defending claims of third parties) of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 10.2 shall survive the expiration and termination of this Agreement and the repayment of the Debt. Borrower, Borrower Representative, Key Principal and any sponsor of Borrower acknowledge and agree that Lender and any of Lender’s agents or correspondents, reserve the right, in their sole and absolute discretion, to provide additional compensation to any broker, correspondent or originator of the Loan.

10.3 Retention of Servicer. Lender reserves the right to retain the Servicer and any special servicer to act as its agent(s) hereunder with such powers as are specifically delegated to the Servicer and any special servicer by Lender, whether pursuant to the terms of this Agreement, any pooling and servicing agreement or similar agreement entered into as a result of a Secondary Market Transaction, the Deposit Account Agreement or otherwise, together with such other powers as are reasonably incidental thereto. Borrower shall pay any reasonable fees and expenses of the Servicer and any special servicer in connection with a Defeasance, release of the Property, assumption or modification of the Loan, enforcement of the Loan Documents or workout or restructure or any other action taken by Servicer or any special servicer hereunder on behalf of Lender.

10.4 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as any of the Debt is unpaid or such longer period if expressly set forth in this Agreement. All Borrower’s covenants and agreements in this Agreement shall inure to the benefit of the respective legal representatives, successors and assigns of Lender.

10.5 Lender’s Discretion. Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender’s discretion, the decision of Lender to approve or disapprove, to consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Lender’s discretion shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

10.6 Governing Law.

(a) THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF CALIFORNIA, PROVIDED THAT, TO THE EXTENT ANY OF SUCH LAWS MAY NOW OR HEREAFTER BE PREEMPTED BY CONTROLLING.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION OVER CALIFORNIA AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY CONSENT AND AGREE TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO BORROWER AT THE ADDRESS FOR NOTICES DESCRIBED IN SECTION 6.1 HEREOF, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW).

10.7 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Loan Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount.

10.8 Trial by Jury. BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EITHER PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.

10.9 Headings/Exhibits. The Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Exhibits attached hereto, are hereby incorporated by reference as a part of the Agreement with the same force and effect as if set forth in the body hereof.

10.10 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.11 Preferences. Upon the occurrence and continuance of an Event of Default, Lender shall have the continuing and exclusive right to apply or reverse and reapply (or having so applied, to reverse and reapply) any and all payments by Borrower to any portion of the Debt. To the extent Borrower makes a payment to Lender, or Lender receives proceeds of any collateral, which is in whole or in part subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Debt or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender. This provision shall survive the expiration or termination of this Agreement and the repayment of the Debt.

10.12 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or any other Loan Document specifically and expressly requires the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which no Loan Document specifically and expressly requires the giving of notice by Lender to Borrower.

10.13 Remedies of Borrower. If a claim or adjudication is made that Lender or any of its agents, including Servicer, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Lender or any such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents, including Servicer, shall be liable for any monetary damages, and Borrower’s sole remedy shall be to commence an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Borrower specifically waives any claim against Lender and its agents, including Servicer, with respect to actions taken by Lender or its agents on Borrower’s behalf.

10.14 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other

Loan Documents.

10.15 Offsets, Counterclaims and Defenses. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents, including Servicer, or otherwise offset any obligations to make payments required under the Loan Documents. Any assignee of Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which Borrower may otherwise have against any assignor of such documents, and no such offset, counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents, and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

10.16 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public, which refers to the Loan Documents, the Loan, Lender, a Loan purchaser, the Servicer or the trustee in a Secondary Market Transaction, shall be subject to the prior written approval of Lender. Lender shall have the right to issue any of the foregoing without Borrower’s approval.

10.17 No Usury. Borrower and Lender intend at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this Section 10.17 shall control every other agreement in the Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Debt, or if Lender’s exercise of the option to accelerate the maturity of the Loan or any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower’s and Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited against the unpaid Principal and all other Debt (or, if the Debt has been or would thereby be paid in full, refunded to Borrower), and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained in any Loan Document, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

10.18 Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan

Documents shall not be subject to the principle of construing their meaning against the party that drafted them.

10.19 No Third Party Beneficiaries. The Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in any Loan Document shall be deemed to confer upon anyone other than the Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

10.20 Yield Maintenance Premium. Borrower acknowledges that (a) Lender is making the Loan in consideration of the receipt by Lender of all interest and other benefits intended to be conferred by the Loan Documents that is not prepayable prior to the Stated Maturity Date and (b) if payments of Principal are made to Lender prior to the regularly scheduled due date for such payment, for any reason whatsoever, including as a result of Lender’s acceleration of the Loan after an Event of Default, by operation of law or otherwise, Lender will not receive all such interest and other benefits and may, in addition, incur costs. For these reasons, and to induce Lender to make the Loan, Borrower expressly waives any right or privilege to prepay the Loan except as otherwise may be specifically permitted herein and agrees that, except as expressly provided in Sections 2.3.4 and 7.4.2, all prepayments, if any, will be accompanied by the Yield Maintenance Premium. Such Yield Maintenance Premium shall be required whether payment is made by Borrower, by a Person on behalf of Borrower, or by the purchaser at any foreclosure sale, and may be included in any bid by Lender at such sale. Borrower further acknowledges that (A) it is a knowledgeable real estate developer and/or investor; (B) it fully understands the effect of the provisions of this Section 10.20, as well as the other provisions of the Loan Documents; (C) the making of the Loan by Lender at the Interest Rate and other terms set forth in the Loan Documents are sufficient consideration for Borrower’s obligation to pay a Yield Maintenance Premium (if required); and (D) Lender would not make the Loan on the terms set forth herein without the inclusion of such provisions. Borrower also acknowledges that the provisions of this Agreement limiting the right of prepayment and providing for the payment of the Yield Maintenance Premium and other charges specified herein were independently negotiated and bargained for, and constitute a specific material part of the consideration given by Borrower to Lender for the making of the Loan except as expressly permitted hereunder.

10.21 Assignment. The Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein may be assigned by Lender and any of its successors and assigns to any Person at any time in its discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise. Upon such assignment, all references to Lender in this Loan Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender. Borrower may not assign its rights, title, interests or obligations under this Loan Agreement or under any of the Loan Documents.

10.22 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

WEST OAHU MALL ASSOCIATES LLC,
a Hawaii limited liability company

By:	West Oahu Mall, Inc., a Hawaii corporation
Its:	Managing Member

	By:	/s/ Joseph Daneshgar
	Name:	Joseph Daneshgar
	Title:	President

IXIS REAL ESTATE CAPITAL INC.

By:	/s/ Illegible
Name:
Title:

By:	/s/ Illegible
Name:
Title:

Schedule 1

Index of Other Definitions

“Act” - Schedule 4

“Annual Budget” - 6.3.5

“Applicable Taxes” - 2.2.3

“Award” - 7.3.2

“Bankruptcy Action” - Schedule 4

“Bankruptcy Code” - Mortgage

“Bankruptcy Proceeding” - 4.7

“Borrower’s Recourse Liabilities” - 10.1

“Buyer” - 5.16

“Capital Budget” - 6.3.5

“Capital Reserve Subaccount” - 3.4

“Cash Management Accounts” - 3.9

“Casualty” - 7.2.1

“Casualty/Condemnation Prepayment” - 2.3.2

“Casualty/Condemnation Subaccount” - 3.7

“Clearing Account” - 3.1

“Clearing Bank” - 3.1

“Condemnation” - 7.3.1

“Defeasance” - 2.3.3

“Defeasance Date” - 2.3.3

“Defeasance Deposit” - 2.3.3

“Defeased Note” - 2.3.3

“Deposit Account” - 3.1

“Eligible Account” - Deposit Account Agreement

“Embargoed Person” - 5.19

“Environmental Laws” - 4.19

“Equipment” - Mortgage

“Full Defeasance” - 2.3.3

“Hazardous Substances” - 4.19

“Improvements” - Mortgage

“Indemnified Liabilities” - 5.18

“Indemnified Party” - 5.18

“Insurance Premiums” - 7.1.2

“Insured Casualty” - 7.2.2

“Investor” - 9.1

“Late Payment Charge” - 2.5.3

“Lender’s Consultant” - 5.7.1

“Liabilities” - 9.3

“Licenses” - 4.10

“Loan” - 2.1

“Monthly Debt Service Payment Amount” - 2.2.1

“Monthly Debt Service Subaccount” - 3.10(a)

Schedule 1 - 1

“New Mezzanine Loan” - 9.4

“Notice” - 6.1

“Operating Budget” - 6.3.5

“Operating Expense Subaccount” - 3.6

“Partial Defeasance” - 2.3.3

“Permitted Investments” - Deposit Account Agreement

“Policies” - 7.1.2

“Principal” - 2.1

“Proceeds” - 7.2.2

“Provided Information” - 9.1

“Registration Statement” - 9.1.3

“Remedial Work” - 5.7.2

“Rent Roll” - 4.15

“Required Repairs Subaccount” - 3.2.2

“Required Records” - 6.3.6

“Required Repairs” - 3.2.1

“Required Repairs Subaccount” - 3.2.2

“Restoration” - 7.4.1

“Rollover Reserve Subaccount” - 3.5

“Scheduled Defeasance Payments” - 2.3.3

“Secondary Market Transaction” - 9.1

“Securities” - 9.1.1

“Security Agreement” - 2.3.3

“Security Deposit Account” - 3.8

“Security Deposit Subaccount” - 3.8

“Significant Casualty” - 7.2.2

“Single Member Bankruptcy Remote LLC” - Schedule 4

“Sole Member” - Schedule 4

“Special Member” - Schedule 4

“Special Purpose Bankruptcy Remote Entity” - Schedule 4

“Special Transfer” - 5 .16

“Springing Recourse Event” - 10.1

“Subaccounts” - 3.1

“Successor Borrower” - 2.3.3

“Successor Guarantor” - 5.16

“Tax and Insurance Subaccount” - 3.3

“Undefeased Note” - 2.3.3

“Vacant Suites Lease Reserve Subaccount” - 3.13

“Vacant Suites Lease Reserve Disbursement Request” - 3.13

Schedule 1 - 2

Schedule 2

Required Repairs

1. Roof Replacement	$39,693.75

2. Public Restroom Repair	$37,500.00

Total:	$77,193.75

Schedule 2 - 1

Schedule 3

Organization of Borrower

Schedule 3 - 1

Schedule 4

Definition of Special Purpose Bankruptcy Remote Entity

A “Special Purpose Bankruptcy Remote Entity” means (x) a limited liability company that is a Single Member Bankruptcy Remote LLC or (y) a corporation, limited partnership or limited liability company which at all times since its formation and at all times thereafter

(i) was and will be organized solely for the purpose of (A) owning the Property or (B) acting as a general partner of the limited partnership that owns the Property or member of the limited liability company that owns the Property;

(ii) has not engaged and will not engage in any business unrelated to (A) the ownership of the Property, (B) acting as general partner of the limited partnership that owns the Property or (C) acting as a member of the limited liability company that owns the Property, as applicable;

(iii) has not had and will not have any assets other than those related to the Property or its partnership or member interest in the limited partnership or limited liability company that owns the Property, as applicable;

(iv) has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale (except as expressly permitted by this Agreement), transfer of partnership or membership interests or the like, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable);

(v) if such entity is a limited partnership, has and will have, as its only general partner a single purpose entity that is a corporation;

(vi) if such entity is a corporation, has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless such vote occurs;

(vii) if such entity is a limited liability company, has and will have at least one member that has been and will be a single purpose entity that is the managing member of such limited liability company;

(viii) if such entity is a limited liability company, has and will have articles of organization, a certificate of formation and/or an operating agreement, as applicable, providing that (A) such entity will dissolve only upon the bankruptcy of the managing member, (B) the vote of a majority-in-interest of the remaining members is sufficient to continue the life of the limited liability company in the event of such bankruptcy of the managing member and (C) if the vote of a majority-in-interest of the remaining members to continue the life of the limited liability company following the bankruptcy of the managing member is not obtained, the limited

Schedule 4 - 1

liability company may not liquidate the Property without the consent of the applicable Rating Agencies for as long as the Loan is outstanding;

(ix) has not, and without the unanimous consent of all of its partners, directors or members, as applicable, will not, with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest, take any Bankruptcy Action;

(x) has maintained and will maintain adequate capital in light of its contemplated business operations;

(xi) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(xii) has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns;

(xiii) has maintained and will maintain its books, records, resolutions and agreements as official records;

(xiv) has not commingled and will not commingle its funds or assets with those of any other Person;

(xv) has held and will hold its assets in its own name;

(xvi) has conducted and will conduct its business in its name only, and has not and will not use any trade name,

(xvii) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person;

(xviii) has paid and will pay its own liabilities, including the salaries of its own employees, out of its own funds and assets;

(xix) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(xx) has maintained and will maintain an arm’s-length relationship with its Affiliates;

(xxi) (a) if such entity owns the Property, has and will have no indebtedness other than the Permitted Indebtedness, or

(b) if such entity acts as the general partner of a limited partnership which owns the Property, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as general partner of the limited partnership which owns the Property which (1) do not exceed, at any time, $10,000 and (2) are paid within thirty

(30)	days of the date incurred, or

Schedule 4 - 2

(c) if such entity acts as a managing member of a limited liability company which owns the Property, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as a member of the limited liability company which owns the Property which (1) do not exceed, at any time, $10,000 and (2) are paid within thirty (30) days of the date incurred;

(xxii) has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except for the Loan;

(xxiii) has not and will not acquire obligations or securities of its partners, members or shareholders;

(xxiv) has allocated and will allocate fairly and reasonably shared expenses, including shared office space, and uses separate stationery, invoices and checks;

(xxv) except in connection with the Loan, has not pledged and will not pledge its assets for the benefit of any other Person;

(xxvi) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person;

(xxvii) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxviii) has not made and will not make loans to any Person;

(xxix) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;

(xxx) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(xxxi) has and will have no obligation to indemnify its partners, officers, directors, members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation; and

(xxxii) will consider the interests of its creditors in connection with all corporate, partnership or limited liability company actions, as applicable.

“Single Member Bankruptcy Remote LLC” means a limited liability company organized under the laws of the State of Delaware which at all times since its formation and at all times thereafter

Schedule 4 - 3

(i) complies with the following clauses of the definition of Special Purpose Bankruptcy Remote Entity above: (i)(A), (ii)(A), (iii), (iv), (ix), (x), (xi) and (xiii) through (xxxii);

(ii) has maintained and will maintain its accounts, books and records separate from any other person;

(iii) has and will have an operating agreement which provides that the business and affairs of Borrower shall be managed by or under the direction of

(A) a board of one (1) or more directors designated by the sole member of the Single Member Bankruptcy Remote LLC (the “Sole Member”), and at all times there shall be at least one (1) duly appointed independent director on the board of directors, and the board of directors will not take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless, at the time of such action there is at least one (1) member of the board of directors who is an independent director, and all of the directors and the independent director shall have participated in such vote or

(B) Sole Member, provided that at all times there shall be at least one (1) independent manager designated by Sole Member and the operating agreement provides that Sole Member shall not take any Bankruptcy Actions without the affirmative vote of the independent manager;

(iv) has and will have an operating agreement which provides that, as long as any portion of the Debt remains outstanding,

(A) upon the occurrence of any event that causes Sole Member to cease to be a member of Borrower (other than (x) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (y) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), one of the independent managers shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of Borrower, automatically be admitted as the sole member of Borrower (the “Special Member”) and shall preserve and continue the existence of Borrower without dissolution,

(B) no Special Member may resign or transfer its rights as Special Member unless (x) a successor Special Member has been admitted to Borrower as a Special Member, and

(y) such successor Special Member has also accepted its appointment as an independent manager and

(C) except as expressly permitted pursuant to the terms of this Agreement, Sole Member may not resign and no additional member shall be admitted to Borrower;

(v) has and will have an operating agreement which provides that, as long as any portion of the Debt remains outstanding,

Schedule 4 - 4

(A) Borrower shall be dissolved, and its affairs shall be would up only upon the first to occur of the following: (x) the termination of the legal existence of the last remaining member of Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of Borrower in Borrower unless the business of Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”) or (y) the entry of a decree of judicial dissolution under Section 18-802 of the Act;

(B) upon the occurrence of any event that causes the last remaining member of Borrower to cease to be a member of Borrower or that causes Sole Member to cease to be a member of Borrower (other than (x) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (y) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), to the fullest extent permitted by law, the personal representative of such member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Borrower, agree in writing to continue the existence of Borrower and to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in Borrower;

(C) the bankruptcy of Sole Member or a Special Member shall not cause such member or Special Member, respectively, to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution;

(D) in the event of dissolution of Borrower, Borrower shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Borrower in an orderly manner), and the assets of Borrower shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and

(E) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of Borrower, to compel any sale of all or any portion of the assets of Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of Borrower.

“Bankruptcy Action” means, with respect to any Person, if such Person

(i) makes an assignment for the benefit of creditors,

(ii) files a voluntary petition in bankruptcy,

(iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings,

Schedule 4 - 5

(iv) consents to or files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation,

(v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any bankruptcy or insolvency proceeding,

(vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver, liquidator, sequestrator, custodian or any similar official of or for such Person or of all or any substantial part of its properties,

(vii) one hundred twenty (120) days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been dismissed,

(viii) within ninety (90) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated or

(ix) takes any action in furtherance of any of the foregoing.

Schedule 4 - 6